UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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LITTELFUSE, INC.
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8755 West Higgins Road, Suite 500
Chicago, IL 60631

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 27, 2018

The 2018 Annual Meeting of Stockholders of Littelfuse, Inc. (the “Company”) will be held at the O’Hare Plaza, First Floor Conference Center, 8745 West Higgins Road, Chicago, Illinois 60631, on Friday, April 27, 2018 at 9:00 a.m. local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect nine directors to serve a term of one year and until their successors are duly elected and qualified;

2.	To conduct an advisory (non-binding) vote on the compensation of our named executive officers (“NEOs”);

3.	To approve and ratify the appointment by the Audit Committee of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 29, 2018; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on March 1, 2018 will be entitled to vote at the meeting.

Ryan K. Stafford
Corporate Secretary

March 16, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 27, 2018:

Your vote is important. Please review our proxy materials, including the enclosed Proxy Statement, and vote your shares by using the Internet or telephone or by signing, dating and returning the enclosed proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you so desire. The Proxy Statement and the 2017 Annual Report for the fiscal year ended December 30, 2017, are available at

www.proxyvote.com.

2018 PROXY STATEMENT

2018 PROXY STATEMENT

TABLE OF CONTENTS (Continued)

GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS

We are furnishing this Proxy Statement to the stockholders of Littelfuse, Inc. in connection with the solicitation by the Board of Directors of Littelfuse, Inc. (the “Board”) of proxies to be voted at our annual meeting of stockholders to be held on April 27, 2018, (the “Annual Meeting”). The Annual Meeting will be held at the O’Hare Plaza, First Floor Conference Center, 8745 West Higgins Road, Chicago, Illinois 60631, at 9:00 a.m., local time, and at any postponements or adjournments of that meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “Littelfuse” refer to Littelfuse, Inc.

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about March 16, 2018 to notify stockholders of record that the proxy materials (this Proxy Statement, proxy card, and the 2017 Annual Report on Form 10-K) are available online at www.proxyvote.com, or in hard copy by request, free of charge. We encourage all stockholders to access their proxy materials online to reduce the environmental impact and the cost of our proxy solicitation. You may request a paper copy of the proxy materials using any of the following methods:

1.	By Internet: go to www.proxyvote.com
2.	By Phone: 1-800-579-1639
3.	By Email: sendmaterial@proxyvote.com

We encourage you to access and review all of the important information in the proxy materials before voting.

What is required for a quorum at the Annual Meeting?

A quorum of stockholders is required for the transaction of business at our Annual Meeting. Our bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

How are proxies solicited and what is the cost?

The proxy accompanying this proxy statement is solicited on behalf of our Board, for use at the Annual Meeting. We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone or in person.

What is Householding?

Under SEC rules, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631.

2018 Proxy Statement	1

Who may vote at the Annual Meeting?

Stockholders of record at the close of business on March 1, 2018, the record date for the Annual Meeting, will be entitled to notice of and to vote at the meeting. On March 1, 2018, we had outstanding 24,889,436 shares of our common stock, par value $0.01 per share. Each outstanding share of common stock entitles the holder to one vote per share on each matter submitted to a vote at the meeting.

A list of the stockholders of record entitled to vote at the meeting will be available for examination by stockholders for any purpose germane to our Annual Meeting during ordinary business hours for a period of at least ten days prior to the meeting at our headquarters located at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631.

What shares are included on the proxy card?

If your shares are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the beneficial owner of those shares.

If you are a stockholder of record, you will receive only one notice or proxy card for all the shares you hold in certificate form, or book-entry form.

If you are a beneficial owner, you will receive voting instructions from the bank, broker or other nominee through which you own your shares.

What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, the following applies:

Non-Discretionary Items. The election of directors and the advisory vote on executive compensation are nondiscretionary items and may not be voted on by brokers, banks or other nominees that have not received specific voting instructions from beneficial owners. This is called a “broker non-vote.”

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm (Grant Thornton LLP) is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How do I vote?

■	Via Internet: Visit www.proxyvote.com	■	By Mail: Sign, date and return your proxy card to the address listed on the proxy card.

■	By Phone: Call 1-800-690-6903	■	In Person: All stockholders of record may vote in person at the annual meeting.

All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

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What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy has the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by (1) written notice to us sent to the attention of our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631, (2) execution of a subsequent proxy, (3) voting on the Internet or by telephone, or (4) attending the Annual Meeting and voting in person. Mere attendance at the annual meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the annual meeting or at any postponements or adjournment thereof.

What are the voting standards for each of the Proposals to be voted on at the Annual Meeting?

Stockholders are being asked to vote on the following matters at the Annual Meeting. The voting standard and our Board’s voting recommendation for each matter is described below:

Proposal	Voting Standard*	Board Recommendation
Proposal 1: Election of Director Nominees	Majority of votes cast**	FOR ALL the nominees for director
Proposal 2: Advisory Vote on Executive Compensation	Majority of votes cast	FOR
Proposal 3: Approval and Ratification of the Appointment of Grant Thornton LLP as Independent Auditors	Majority of votes cast	FOR

*Majority of votes cast means that the number of votes cast “For” the proposal exceeds the number of votes cast “Against.”

**Except in the event of a contested election of directors. In the event of a contested election, directors shall be elected by plurality of votes cast. Also, our Corporate Governance Guidelines include a resignation policy, which provides, among other things, that if a director nominee does not receive a majority of the votes cast:

■	such nominee must tender his or her resignation within ten days;
■	the Nominating and Governance Committee of the Board must recommend to our Board whether such resignation should be accepted or rejected; and
■	our Board must take final action no later than 90 days after the stockholder vote.

How are abstentions and broker non-votes counted?

Abstentions will not be included in vote totals and will have no effect on Proposal 1 – the election of director nominees. Abstention votes on each of Proposal 2 and 3 will have the same effect as a vote “Against.”

Broker non-votes will not be included in vote totals and will have no effect on the outcome of any of the proposals to be voted on at the Annual Meeting.

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What do I need in order to attend the Annual Meeting?

✓	Admittance information.
Attendance is limited to stockholders of record as of March 1, 2018. You should be prepared to present photo identification for admittance. Please note that cameras, sound or video recording equipment, or similar electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

✓	Proof that you own shares of the Company as of March 1, 2018.
If you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are a beneficial owner and your shares are held through a broker, bank or other nominee, you may also attend our Annual Meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership.

Who will tabulate and count the votes?

We retain an independent inspector of election from Broadridge Financial Solutions to attend our Annual Meeting and to certify the results of the vote.

When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

2018 Proxy Statement	4

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board currently consists of nine members. All of our current directors are standing for re-election. We are asking our stockholders to elect nine directors at the annual meeting to serve a term of one year and until their successors have been duly elected and qualified. The nominees for director, all of whom are now serving as directors, are listed below together with certain biographical information as of March 1, 2018.

Name	Position
Tzau-Jin Chung	Director
Cary T. Fu	Director
Anthony Grillo	Director
David W. Heinzmann	Director
Gordon Hunter	Chairman of the Board
John E. Major	Director
William P. Noglows	Lead Independent Director
Ronald L. Schubel	Director
Nathan Zommer	Director

The Board of Directors recommends that the stockholders vote FOR ALL of the director nominees.

	Tzau-Jin (T.J.) Chung, 55	Director since 2007
Committee Membership: ■ Compensation Chair ■ Nominating and Governance ■ Technology

Mr. Chung has served as an Operating Partner of Core Industrial Partners LLC, a private equity firm investing in small to medium sized manufacturing companies in North America since 2017. From 2013 to May 2016, Mr. Chung served as president and chief executive officer of Navman Wireless and Teletrac Inc., a global market leader in GPS-based fleet management solutions. From 2007 to December 2012, Mr. Chung was chief executive officer of Navman Wireless. Previously, Mr. Chung served as president of the New Technologies Division of Brunswick Corporation (NYSE:BC) from 2002 to 2007. Prior to that, he served as vice president — strategy of Brunswick Corporation, where he was responsible for corporate-wide strategic planning, mergers and acquisitions and information technology. Mr. Chung has served on the board of directors of MCBC Holdings, Inc. (NASDAQ:MCFT) since December 2016 and is a member of its compensation committee. Mr. Chung earned his bachelor’s degree in science, electrical and computer engineering from the University of Texas — Austin. He also holds a MS in computer science from North Carolina State University and an MBA from the Fuqua School of Business at Duke University.

In nominating Mr. Chung for election as a director, our Board focused on his past experience in developing new products and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

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	Cary T. Fu, 69	Director since 2012
Committee Membership: ■ Audit Chair ■ Technology

Mr. Fu is the co-founder of Benchmark Electronics, Inc. (NYSE:BHE), a solutions provider for high technology OEM customers. He served as chairman of the board of Benchmark from 2009 until his retirement in 2012, and served as a director from 1990 until 2012. Mr. Fu also served as the chief executive officer of Benchmark from 2004 to 2011, and was the president and chief executive officer from 2004 to 2006. From 1986 to 2004, Mr. Fu served in various capacities with Benchmark, including as executive vice president, treasurer and secretary.  Mr. Fu has served on the board of directors of Teradata Corporation (NYSE:TDC) since 2008.  Mr. Fu holds an MS in accounting from the University of Houston and is a certified public accountant.

In nominating Mr. Fu for election as a director, our Board focused on his past experience in the industry and unparalleled management experience.

	Anthony Grillo, 62	Director since 1991
Committee Membership: ■ Audit

Mr. Grillo is the founder of American Securities Advisors, LLC and affiliates (now known as Ascribe Opportunities Management, LLC), an advisory and investment firm established in 2005. From 2001 through 2004, Mr. Grillo served as Senior Managing Director of Evercore Partners, Inc. (NYSE:EVR), an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions, where he founded the restructuring practice for the firm. From 1999 through 2001, Mr. Grillo served as Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. From 1991 through 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P., an investment banking firm. Mr. Grillo has served on the boards of directors of Lumeta Corporation since 2016, NarrativeWave, Inc. since July 2017 and WeR.AI, Inc. since February 2018. Mr. Grillo previously served as a director of GeoKinetics from 2013 through 2015.

In nominating Mr. Grillo for election as a director, our Board focused on his past experience in the financial markets, his experience with corporate acquisitions, his value as an audit committee financial expert and the knowledge of the Company that he has gained and shared from serving as a director since 1991 as important attributes for his continuing to serve as one of our directors.

	David W. Heinzmann, 54	Director since January 2017
Committee Membership: ■ Technology Chair

Mr. Heinzmann has served as our President and Chief Executive Officer and a member of the Board since January 2017. He previously served as our Chief Operating Officer from 2014 to 2017. Mr. Heinzmann began his career at Littelfuse in 1985 as a manufacturing engineer and since then has held positions of increasing responsibility. From 2004 through 2007, he served as Vice President and General Manager, Automotive segment, and then as Vice President, Global Operations until 2014. Mr. Heinzmann has served on the board of directors of Pulse Electronics Corporation, since 2014. Mr. Heinzmann holds a BS in mechanical engineering from Missouri University of Science and Technology.

In nominating Mr. Heinzmann for election as a director, our Board focused on his extensive experience with Littelfuse as a key driver for continued growth and evolution of the Company.

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	Gordon Hunter, 66	Director since 2002
Committee Membership: ■ Technology

Mr. Hunter has served as the Chairman of the Board since January 2018. He previously served as Executive Chairman of the Board from January 2017 through December 2017. Prior to that, Mr. Hunter served as a director from 2002 to 2003, served as Chief Operating Officer from 2003 to 2005, and served as our Chairman of the Board, President and Chief Executive Officer from 2005 until January 2017. Prior to joining Littelfuse, Mr. Hunter served as vice president, Intel communications group, and general manager, optical products group for Intel Corporation (NASDAQ:INTC) from 2002 to 2003. Prior to joining Intel in 2002, he served as president of Elo TouchSystems, a subsidiary of Raychem Corporation. Mr. Hunter also served in a variety of positions during a 20-year career at Raychem Corporation, including vice president of commercial electronics and a variety of sales, marketing, engineering and management positions. Mr. Hunter served on the council of advisors of Shure Incorporated from 2003 through April 2016, and became a member of the board of directors in April 2016. He also has served on the board of directors of Veeco Instruments, Inc. (NASDAQ:VECO) since 2010, and the board of directors of CTS Corporation (NYSE:CTS) since 2011.  Mr. Hunter holds a BS in electrical engineering from the University of Liverpool, England, and an MBA from London Business School.

In nominating Mr. Hunter for election as a director, our Board focused on his leadership, vision and execution as our Chief Executive Officer in growing and reshaping the Company and setting and communicating the proper cultural and behavioral tone as important attributes for his continuing to serve as one of our directors.

	John E. Major, 72	Director since 1991
Committee Membership: ■ Nominating and Governance Chair ■ Audit ■ Technology

Mr. Major has served as president of MTSG, a strategic consulting, governance and investments company, since he founded it in 2003. From 2004 to 2006, Mr. Major served as chief executive officer of Apacheta Corporation, a mobile wireless software company. From 2000 to 2003, he served as chairman and chief executive officer of Novatel Wireless Inc., a wireless data access solutions company. Previously, Mr. Major was chairman and chief executive officer of Wireless Knowledge. Prior to that, Mr. Major served in executive level positions at Qualcomm Incorporated, including president of its wireless infrastructure division, and prior to that he held various leadership positions at Motorola, Inc., including senior vice president and chief technology officer. Mr. Major has served on the boards of directors of Lattice Semiconductor Corporation (NASDAQ:LSCC) since March 2018, Lennox International Inc. (NYSE:LII) since 1993, Pulse Electronics Corporation since 2013, Resonant, Inc. (NASDAQ:RESN) since 2013, and ORBCOMM Inc. (NASDAQ:ORBC) since 2007. He previously served as a director of Broadcom Corporation (NASDAQ: BRCM) from 2003 until its acquisition by Avago Technologies in February 2016. Mr. Major received a BS in Mechanical and Aerospace Engineering from the University of Rochester, an MS in Mechanical Engineering from the University of Illinois, an MBA from Northwestern University and a JD from Loyola University.

In nominating Mr. Major for election as a director, our Board focused on his seasoned experience from having served as an executive officer and on the boards and board committees of varied technology companies, his vision and expertise in matters of corporate governance, his expertise in technical development and the knowledge of the Company that he has gained and shared as a director since 1991 as important attributes for his continuing to serve as one of our directors.

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	William P. Noglows, 60	Director since 2007
Committee Membership: ■ Compensation ■ Nominating and Governance

Mr. Noglows has served as chairman of the board of Cabot Microelectronics Corporation (NASDAQ:CCMP), a leading worldwide supplier of consumable products used in the semiconductor manufacturing process, since January 2016.  He previously served as executive chairman of the board from 2014 until December 2015, and served as chairman, president and chief executive officer of Cabot from 2003 through 2014.  Prior to that, Mr. Noglows served as executive vice president and general manager at Cabot.  Mr. Noglows has served on the board of directors of Aspen Aerogels, Inc. (NYSE: ASPN) since 2014, and he also served on the Aspen board from 2011 to 2013. Mr. Noglows has also served as a director of NuMat Technologies since September 2017.  He received a bachelor’s degree in chemical engineering from the Georgia Institute of Technology.

In nominating Mr. Noglows for election as a director, our Board focused on his experience as chief executive officer of a leading public company and his expertise in developing technology as important attributes for his continuing to serve as one of our directors.

	Ronald L. Schubel, 74	Director since 2002
Committee Membership: ■ Compensation ■ Technology

Mr. Schubel retired as corporate executive vice president and president of the Americas region for Molex Incorporated, a global manufacturer of interconnect systems, in 2007. He began his career with Molex in 1981, spending five years in Singapore as president of the far east south region. Prior to joining Molex, for 15 years Mr. Schubel held various leadership roles at General Motors, the most recent of which was director of operations for the Packard Electric division. Mr. Schubel is Chair of the Board of Trustees of Elmhurst Health Care Corporation and serves on the board of the Edward Cayman Corporation for investment and insurance support of Edward-Elmhurst Health Service Corporation, a nonprofit corporation, and its affiliate of the EHSC Cayman Segregated Portfolio Company, which is the insurance company of EHSC. He also serves as an advisor for Oaktree Capital, a global alternative investment management firm, working with the board of directors of Isola Group Ltd.

In nominating Mr. Schubel for election as a director, our Board focused on his knowledge of managing manufacturing operations and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

	Nathan Zommer, 69	Director since January 2018
Committee Membership: ■ None

Dr. Zommer was the founder of IXYS Corporation and served as the Chairman of the Board and Chief Executive Officer of IXYS from 1993 until its acquisition by Littelfuse, Inc. in January 2018. Mr. Zommer previously served in various other capacities with IXYS, including as President and Executive Vice President. Prior to founding IXYS, Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/General Electric. Dr. Zommer received his B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

In nominating Dr. Zommer for election as a director, our Board focused on his historical experience with the IXYS business and more than 30 years of leadership in the semiconductor industry. Dr. Zommer was originally appointed as a director pursuant to the Agreement and Plan of Merger between IXYS Corporation, Littelfuse, Inc. and Iron Merger Co., Inc., as described on page 17.

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Director Compensation

For the 2017 fiscal year, non-employee directors were paid an annual retainer of $65,000, paid in quarterly installments, plus reimbursement of reasonable expenses relating to attendance at meetings. No fees are paid to directors who are employee directors. Additional annual retainers are paid to our Board leadership, as shown below:

Board Leadership Role	Annual Retainer
Lead Director	$15,000
Audit Committee Chairperson	$18,000
Compensation Committee Chairperson	$15,000
Nominating and Governance Committee Chairperson	$10,000
Technology Committee Chairperson	$10,000

In addition to cash compensation, each non-employee director receives an annual equity grant under the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) valued at approximately $105,000. The equity grant is comprised of (1) one-third stock options that vest equally on the first three annual anniversaries of the grant date, have an exercise price equal to the fair market value of our common stock on the date of grant, and expire seven years from the grant date, and (2) two-thirds restricted stock units (“RSUs”) that are granted upon the non-employee director’s election or reelection to the Board at the Company’s annual meeting that vest equally on the first three annual anniversaries of the grant date. On April 28, 2017, Messrs. Chung, Fu, Grillo, Major, Noglows and Schubel were each granted 945 stock options having a per share exercise price of $154.15 and 505 RSUs.

During 2017, Mr. Hunter was considered an employee director for purposes of our director compensation program as he served as our Executive Chairman of the Board and therefore was compensated pursuant to his Executive Retirement Agreement, described on page 34. Dr. Zommer joined the Board on January 17, 2018, pursuant to the merger agreement with IXYS Corporation, and is compensated pursuant to a pre-existing employment agreement described on page 17.

For the fiscal 2018 year, in consultation with our independent compensation consultant, the following changes were made to non-employee director compensation to better align with peer group practices:

■	Non-employee annual retainer increased to $70,000
■	Lead Director annual retainer increased to $20,000
■	Audit Committee Chairperson retainer increased to $20,000
■	Chairman annual retainer approved in the amount of $50,000
■	Annual equity grant value increased to $120,000

Non-employee directors may elect to defer receipt of their cash fees under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the “Directors Plan”) and defer payout of their equity grants and any related dividend distributions. All deferrals are deposited with a third-party trustee, where they (and any distributions thereon) are invested in Littelfuse common stock. Deferred cash fees are generally paid in a lump sum or in installments when the director ceases to be a director of Littelfuse. Deferrals under the Directors Plan are generally paid out when the director ceases to be a director or the date specified by the director at the time of the non-employee director’s deferral election. Deferred payments owing to Mr. Hunter as a result of his prior service as a non-employee director are expected to be delayed an additional six months following his separation from service as both a director and employee of Littelfuse as required by law due to his status as a "specified employee" under Section 409A of the Internal Revenue Code of 1986, as amended.

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The following table sets forth compensation paid to non-employee directors during 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total
T.J. Chung	$80,000	$76,528	$29,078	$185,605
Cary T. Fu	$83,000	$76,528	$29,078	$188,605
Anthony Grillo (1)	$65,000	$76,528	$29,078	$170,605
John E. Major	$75,000	$76,528	$29,078	$180,605
William P. Noglows	$80,000	$76,528	$29,078	$185,605
Ronald L. Schubel	$65,000	$76,528	$29,078	$170,605

(1)	Fees earned by Mr. Grillo include amounts deferred under the Directors Plan.

(2)

On April 28, 2017, each director received an annual RSU award of 505 shares of common stock. The amounts shown reflect the grant date fair value of restricted stock unit awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, based on assumptions described in Note 9 to our audited financial statements included in our 2017 Annual Report on Form 10-K for fiscal year ended December 30, 2017. As of December 30, 2017, each director held the following outstanding RSUs (including RSUs that have been deferred under the Long-Term Plan): Mr. Chung, 8,513 shares; Mr. Fu, 1,205 shares; Mr. Grillo, 1,979 shares; Mr. Major, 1,205 shares; Mr. Noglows, 3,420 shares; and Mr. Schubel, 1,205 shares.

(3)

On April 28, 2017, each director received an annual stock option award of 945 shares with a per share exercise price equal to $154.15 (determined based on the closing stock price on that date reported by NASDAQ) . The amounts shown reflect the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 9 to our audited financial statements included in our 2017 Annual Report on Form 10-K for fiscal year ended December 30, 2017. As of December 30, 2017, each director held the following outstanding option awards: Mr. Chung, 6,658 shares; Mr. Fu, 6,658 shares; Mr. Grillo, 8,306 shares; Mr. Major, 8,306 shares; Mr. Noglows, 8,306 shares; and Mr. Schubel, 10,069 shares.

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CERTAIN GOVERNANCE MATTERS

Board Leadership

In conjunction with his retirement as President and Chief Executive Officer on January 1, 2017, Gordon Hunter became the Executive Chairman of the Board. Effective January 1, 2018, Mr. Hunter transitioned into his current role as Chairman of the Board, and no longer serves as an employee of the Company. Additionally, William Noglows serves as the independent Lead Director. Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as a liaison between the independent directors and our Chief Executive Officer (“CEO”). We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight.

Attendance at Meetings

The Board held nine meetings during fiscal year 2017. All of the directors, other than Dr. Zommer who joined the Board in January 2018, attended 100% of the meetings of the Board and 100% of the meetings of the committees on which they served. Consistent with our policy, all of our directors attended our 2017 annual meeting of stockholders. Independent members of our Board regularly meet in executive session without management present.

Director Independence; Financial Experts

There is no arrangement or understanding between any of our directors and any other person or entity other than the company to which any director was or is to be selected as a director. The Board has affirmatively determined that each current board member, except Messrs. Hunter and Heinzmann and Dr. Zommer, (i) is “independent” within the definitions contained in the current NASDAQ listing standards and the rules and regulations of the SEC, and (ii) has no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment. In addition, the Board has determined that (i) each Audit Committee member is “independent” within the enhanced requirements for audit committee members under NASDAQ and SEC rules, (ii) each Compensation Committee member is a “non-employee director” under SEC rules, and (iii) each Compensation Committee member qualifies as an “outside director” pursuant to IRS Code Section 162(m). Furthermore, the Board has determined that Messrs. Fu and Grillo are “audit committee financial experts” as defined by the SEC.

2018 Proxy Statement	11

Board Committees

We have four standing committees: the Audit Committee, Compensation Committee, Nominating and Governance Committee and Technology Committee. Each of these committees has a written charter approved by our Board, copies of which are posted under the “Corporate Governance” section of the Company’s website at http://investor.littelfuse.com/governance. Current membership of each committee is provided below, followed by a description of each committee’s responsibilities.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
T.J. Chung		Chairman	X	X
Cary T. Fu	Chairman			X
Anthony Grillo	X
David W. Heinzmann				Chairman
Gordon Hunter				X
John E. Major	X		Chairman	X
William P. Noglows		X	X
Ronald L. Schubel		X		X
Nathan Zommer

Audit Committee

Meetings held in 2017: 6

The Audit Committee is responsible to, among other things:

■

Appoint, compensate, retain and oversee the independent registered public accounting firm (including resolving any disagreements with management regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

■	Review the adequacy and effectiveness of the accounting and financial controls and procedures of the Company.
■	Review the annual internal audit plan and performance of the internal audit function.
■	Review any legal or regulatory matters that may have a material effect on the financial statements of the Company or related Company compliance policies.
■	Review the Company’s risk assessment and risk management process.
■

Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

■	Review swap transactions, reliance on end-user exception and related policies and procedures.
■	Prepare the Audit Committee report required to be included in the Company’s annual proxy statement.

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Compensation Committee

Meetings held in 2017: 5

The Compensation Committee is responsible to, among other things:

■

Review the Company’s compensation philosophy, practices and policies, and through an annual compensation risk assessment provide input to management regarding compensation arrangements that may incentivize unnecessary and excessive risk taking.

■	Review and recommend to the Board for its consideration and determination the compensation for the Chief Executive Officer and the other executive officers.
■

Review and recommend to the Board for its consideration and determination any employment agreements, severance agreements, change-in-control arrangements and any special or supplemental benefits for the executive officers of the Company.

■	Establish and certify the achievement of performance goals for performance-based compensation.
■	Evaluate Chief Executive Officer performance.
■	Review and recommend to the Board for its consideration and determination the director compensation fees and equity-based awards.
■

Review and report to the Board on the Company’s organizational structure, succession plans for executive officers and programs for development of individuals to assume positions of higher responsibility.

■	Review and recommend to the Board for its consideration and determination the appropriate stock ownership guidelines applicable to directors and executive officers.
■

Review (i) submission to stockholders of executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, (ii) engagement with proxy advisory firms or other stockholder groups on executive compensation matters, and (iii) the results of such advisory votes from stockholders and consider any implications to the Company’s compensation programs.

■	Review and report on our compensation discussion and analysis and recommend its inclusion in our Annual Report on Form 10-K and Proxy Statement each year.

The Compensation Committee has the authority under its charter to engage services of outside advisors to assist in carrying out its duties. Under this authority, the Compensation Committee retained Compensation Strategies, Inc. as its independent compensation consultant during the 2017 fiscal year to assist the Compensation Committee with compiling a comprehensive analysis of market data and analyzing its implications for executive compensation at the Company, as well as various other executive compensation matters such as: (1) providing an update on renewal of change of control agreements; (2) conducting a competitive benchmark study for compensation data for board of directors and executive officers for the formulation of board and executive compensation recommendations in 2018; (3) reviewing our annual incentive and long-term incentive programs; and (4) providing an update on executive compensation trends and pending and enacted legislation relevant to the compensation of our executive officers. The Compensation Committee has assessed the independence of Compensation Strategies, Inc. and determined that Compensation Strategies, Inc. did not have any economic interests or other relationships that would conflict with its obligation to provide impartial and objective advice.

Nominating and Governance Committee

Meetings held in 2017: 4

The Nominating and Governance Committee is responsible to, among other things:

■	Identify individuals qualified to serve on our Board and to recommend director nominees to the Board for nomination at our annual meeting of stockholders.
■

Evaluate and present to the Board of Directors on an annual basis its determination as to (a) the independence of each director and director nominee under the independence standards established by the SEC and NASDAQ listing standards, (b) the classification of each director and director nominee as “independent,” “interested,” “non-management,” or similarly situated for purposes of committee assignments, and (c) whether the Audit Committee has an “audit committee financial expert.”

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■	Initiate and oversee an annual self-evaluation of the Board and its committees.
■	Monitor the orientation and training needs of directors.
■	Review new legislation, rules, regulations and other developments affecting corporate governance and make recommendations to the Board, as appropriate.
■	Review all potential related party transactions that require the Committee’s approval.
■	Review the Company’s Code of Conduct and monitor the communication thereof.
■	Develop and annually assess the adequacy of the Corporate Governance Guidelines for the Company.

Technology Committee

Meetings held in 2017: 4

The Technology Committee is responsible to, among other things:

■	Review the technology program scope, direction, quality, investment levels and execution of the technology strategies presented by the Company’s management.
■	Review the Company’s key information technology controls.
■	Review significant emerging technology issues and trends that may affect the Company, its business and strategy.
■	Review the Company’s technology competitiveness, including the effectiveness of its technological efforts and investments in developing new products and business.

Director Candidates

In considering a person as a nominee as a director, the Nominating and Governance Committee believes that the promotion of gender diversity on our Board is important. While we have not recently appointed any new non-employee directors to our Board, we remain committed to ensuring that candidates of diverse ethic and/or gender backgrounds are considered when we next do so. In addition, the Nominating and Governance Committee takes into consideration such other factors as it deems appropriate, including:

■	Experience as an executive or director of a publicly traded company;
■	Familiarity with our business and our industry;
■	Availability to actively participate in meetings of the Board and attend the annual meeting of stockholders;
■	Knowledge and experience in the preparation or evaluation of financial statements;
■	Diversity of background, including gender and ethnic diversity, knowledge, skills and experience to create a well-rounded Board;
■	Satisfaction of the criteria for independence established by the SEC and NASDAQ listing standards, as they may be amended from time to time; and
■	Ability to interact in a productive manner with the other members of the Board.

The Nominating and Governance Committee used the same criteria to evaluate Mr. Hunter and determine it to be in the best interest of the Company to nominate him as a director through the 2018 annual meeting of stockholders, pursuant to the CEO transition described on page 24.

The Nominating and Governance Committee will consider director nominees recommended by stockholders using the same evaluation process as for any other nominee. Recommendations must comply with the procedures in our bylaws and be submitted to the Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. Any recommendation must include:

2018 Proxy Statement	14

■	The name and address of the candidate;
■

A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification factors set forth above; and

■	The candidate’s signed consent to be named in the Proxy Statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Governance Committee for nomination and inclusion in our proxy statement for the 2019 annual meeting of stockholders, stockholder recommendations for director must have been received by us no later than November 16, 2018. Each stockholder recommendation must include the name and address of the nominating stockholder and the number of shares beneficially owned by such stockholder.

Pursuant to our Corporate Governance Guidelines, the retirement age for directors is set at 75. Absent a finding of exceptional circumstances by a majority of the Nominating and Governance Committee, no person 75 years or older at the time of election or re-election will be nominated to serve as a director.

Board Evaluation

Our Board conducts an annual self-evaluation to assess its effectiveness and to identify opportunities for improvement as described below.

1.	Each director provides written responses to board and committee evaluations, assessing performance and identifying areas for improvement.
2.	The Nominating and Governance Committee Chairperson conducts individual interviews with all members of the board.
3.	The Nominating and Governance Committee Chairperson reports to the Nominating and Governance Committee on the results of the individual interviews.
4.	The Nominating and Governance Committee analyzes evaluation responses and reports on the results to the full Board.

Role in Risk Oversight

The Board’s role in risk oversight includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal, regulatory, compensation and strategic risks. The full Board, or the appropriate committee, receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. All Board committees meet regularly and report to the full Board on risk management matters. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk

At the direction of the Compensation Committee, management conducts a comprehensive risk assessment of our compensation policies and practices and presents its findings to the Compensation Committee. The assessment includes a review of the risk areas within the Company’s compensation programs to ensure that there are no design flaws which motivate inappropriate or excessive risk taking. Management conducted this assessment of all compensation policies and practices for all employees, including the NEOs, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company.

During the review, several risk mitigating factors in our programs were noted, including:

■	Our annual incentive program awards are capped to limit compensation in any given year;
■	The Compensation Committee has the ability to apply negative discretion over annual incentive program payouts and to adjust any performance measure for extraordinary events or circumstances;
■

Our equity incentive awards vest over several years, so while the potential compensation payable for equity incentive awards is tied directly to appreciation of our stock price, taking excessive risk for a short-term gain is discouraged because it would not maximize the value of equity incentive awards over the long term; and

■	Our executive officers and directors are subject to a stock ownership policy with minimum stock holding requirements that aligns their interests with the interests of our stockholders.

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Stock Ownership Policy

The Board maintains a stock ownership policy that requires our executive officers and directors to hold and maintain a certain number of shares of common stock of the Company. The policy provides for the following:

■	Each executive officer and non-employee director is required to reach stock ownership levels, detailed below, within five years of their election or appointment.
○	Non-Employee Directors: 5 times annual retainer
○	Chief Executive Officer and other Employee Directors: 5 times base salary
○	Chief Financial Officer and Executive Vice Presidents: 3 times base salary
○	Senior Vice Presidents: 2 times base salary
■

Until such time as the director or executive officer achieves the required stock ownership level, the director or executive officer is required to retain 50% of the net after-tax shares of common stock realized from any equity awards granted by the Company.

■

Failure of a director or named executive officer to satisfy the applicable stock ownership level within the required compliance period may result in their removal of participation in the Company’s annual equity grants, and/or being subject to a 100% retention requirement.

All of our directors are in compliance with the guidelines and requirements set forth in our stock ownership policy. The named executive officers’ compliance with the stock ownership policy is discussed further in the Compensation Discussion and Analysis Section on page 32.

Anti-Pledging

Under our Insider Trading Policy, our directors, executive officers and certain key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Corporate Governance Guidelines; Code of Conduct

The Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to the Board. In addition, the Board has adopted a Code of Conduct that applies to all our directors, principal executive officer, principal financial officer, principal accounting officer and controller, and all employees. The full text of our Corporate Governance Guidelines and our Code of Conduct is available on our website at: http://investor.littelfuse.com/governance. We will also disclose on this page of our website any amendments to, or waivers from the Code of Conduct.

Certain Relationships and Related Transactions

The Board maintains a Related Person Transactions Policy that governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. The Nominating and Governance Committee reviews and approves all proposed Related Person Transactions (as defined below).

Related persons include:

■	any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or a nominee to become a director of Littelfuse;
■	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;
■

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner;

2018 Proxy Statement	16

■	any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner;
■

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

■	any charitable or non-profit organization in which any of the foregoing persons is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

The policy defines a Related Person Transaction as a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (including any of our subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

Our Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary (“CHRO”) determines for purposes of the policy whether a proposed transaction is a Related Person Transaction that must be approved by the Nominating and Governance Committee.

The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to:

■	the benefits to the Company;
■

the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

■	the availability of other sources for comparable products or services;
■	the terms of the transaction; and
■	the terms available to unrelated third parties or to employees generally.

The Nominating and Governance Committee will approve only those Related Person Transactions that are in, or are not inconsistent with, our best interests and the best interest of our stockholders, as the Nominating and Governance Committee determines in good faith.

We did not enter into any Related Person Transactions in 2017. See also the IXYS Acquisition – Dr. Zommer discussion below for information regarding transactions in 2018.

IXYS Acquisition – Dr. Zommer

On January 17, 2018, the Company completed its acquisition of IXYS Corporation (“IXYS”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 25, 2017, as amended on December 4, 2017. Pursuant to the Merger Agreement, effective January 17, 2018, the Board increased the number of members of the Board from eight to nine and appointed IXYS founder Dr. Nathan Zommer to fill the resulting vacancy.

Upon the completion of the acquisition of IXYS, Dr. Zommer is party to a Seventh Amended Executive Employment Agreement, dated as of August 25, 2017, with IXYS (the “Zommer Employment Agreement”), which became effective on January 17, 2018. The Zommer Employment Agreement has an initial three-year term ending on the third anniversary of the effective date, and will automatically be extended for successive one-year periods thereafter unless either party elects not to renew the term of the agreement by notifying the other party in writing of such election at least 90 days prior to the commencement of any renewal period.

Pursuant to the Zommer Employment Agreement, Dr. Zommer receives an annual base salary of $525,000 and is eligible for a discretionary annual performance bonus, stock options, restricted stock and/or other equity award grants in the Company’s discretion. He is also eligible to participate in the Company’s retirement, health and welfare benefit plans and programs generally made available to similarly situation executives from time to time. Under the Zommer Employment Agreement, Dr. Zommer is entitled to (i) payment or reimbursement for reasonable costs of a yearly medical exam, (ii) company-maintained life insurance, (iii) payment or reimbursement for personal tax and/or investment advisor services (capped at $2,000 per year), and (iv) either (a) a company-provided car and reimbursement for the costs incurred in connection with the use of such car for business purposes or (b) payment of a monthly car allowance.

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The Zommer Employment Agreement provides that if Dr. Zommer’s employment is terminated without “cause,” for “good reason,” or due to a non-renewal of the term by the Company (provided that Dr. Zommer is willing and able to continue his employment on similar terms and conditions at such time), then, subject to his execution and non-revocation of a general release of claims, Dr. Zommer will be entitled to receive the following payments and benefits (the “Qualifying Termination Benefits”): (i) a lump-sum payment equal to three times his average annual cash compensation over the three prior years, payable within 60 days following termination; (ii) continued provision of employee benefits (or their cash equivalent) for 18 months following termination; and (iii) accelerated vesting of all stock options and other equity awards then held by him.

Under the Zommer Employment Agreement, all IXYS stock options held by Dr. Zommer became vested as of the completion of the IXYS acquisition by Littelfuse. The Zommer Employment Agreement also provides that, to the extent that any payment, distribution or other benefit provided in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments, distributions and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in Dr. Zommer receiving a greater net after-tax amount than receiving the full amount of such payments after payment by Dr. Zommer of such excise tax.

Compensation Committee Interlocks and Insider Participation

T.J. Chung, William P. Noglows and Ronald L. Schubel served on the Compensation Committee during fiscal year 2017, and none of them is now or ever was an employee of the Company. None of our executive officers served as a member of the compensation committee, or on a board of directors performing equivalent functions, of any entity that had one or more of its executive officers serving as a director or member of our Compensation Committee.

Board Communication

Stockholders wishing to communicate directly with the Board or individual directors should communicate in writing at the following address:

Littelfuse, Inc.

8755 West Higgins Road, Suite 500

Chicago, Illinois 60631

Attention: Corporate Secretary

All written communications are received and processed by the Corporate Secretary prior to being forwarded to the chairman of the board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition to internal reporting procedures, the Audit Committee has established communication procedures through an independent Ethics Helpline that can be accessed globally. The Ethics Helpline provides for communication, either anonymously or identified, from employees, vendors, and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee and CHRO. Concerns may be reported via telephone in the U.S. at 1-800-803-4135 or online at https://littelfusehelpline.alertline.com.

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OWNERSHIP OF LITTELFUSE, INC. COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 5, 2018, by (1) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each director, (3) each NEO, and (4) all of our directors and executive officers as a group. Information concerning persons known to us to be beneficial owners of more than 5% of our common stock is based upon our review of Schedules 13D, 13F and 13G, and amendments thereto, as filed with the SEC. Of the shares reported, none are subject to pledge or lien in a margin account or pursuant to a loan agreement.

Beneficial Ownership Table

	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock (2)
5% Principal Stockholders
BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	2,388,492	9.6%
The Vanguard Group (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,950,148	7.8%
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC (5) 1290 Avenue of the Americas New York, New York 10104	1,289,242	5.2%
Directors
T.J. Chung (6)	18,691	*
Cary T. Fu (7)	9,112	*
Anthony Grillo (8)	55,620	*
David W. Heinzmann (9)	80,838	*
Gordon Hunter (10)	99,223	*
John E. Major (11)	31,471	*
William P. Noglows (12)	27,190	*
Ronald L. Schubel (13)	31,033	*
Nathan Zommer (14)	483,172	1.9%
Named Executive Officers
Meenal A. Sethna (15)	14,900	*
Ryan K. Stafford (16)	40,401	*
Michael P. Rutz (17)	23,200	*
All current directors and executive officers as a group (15 persons) (18)	947,453	3.8%

*Indicates ownership of less than 1% of common stock.

(1)

Shares beneficially owned includes all outstanding stock options, restricted stock units, and deferred restricted stock units exercisable for or convertible into our common stock either currently or within 60 days after March 5, 2018.

(2)	Applicable ownership percentage is based upon 24,894,948 shares of common stock outstanding as of March 5, 2018.

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(3)

The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 19, 2018 reporting beneficial ownership as of December 31, 2017. BlackRock, Inc. reported that they have sole voting power with respect to 2,340,680 shares, and sole dispositive power with respect to all of the shares reported.

(4)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018 reporting beneficial ownership as of December 31, 2017. The Vanguard Group reported that they have sole voting power with respect to 43,701 shares, shared voting power with respect to 2,598 shares, shared dispositive power with respect to 44,597 shares, and sole dispositive power with respect to 1,905,551 shares.

(5)

The information is based on a Schedule 13G/A filed by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC with the SEC on February 15, 2018 reporting beneficial ownership as of December 31, 2017. The Neuberger Berman Group LLC and its affiliates reported that they have shared voting power with respect to 1,281,042 and shared dispositive power with respect to all of the shares reported.

(6)

Includes (i) 1,597 stock options currently exercisable or that become exercisable within 60 days, (ii) 645 restricted stock units that vest within 60 days, and (iii) 7,308 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(7)	Includes (i) 6,028 stock options currently exercisable or that become exercisable within 60 days, and (ii) 645 restricted stock units that vest within 60 days.

(8)

Includes (i) 7,676 stock options currently exercisable or that become exercisable within 60 days, (ii) 645 restricted stock units that vest within 60 days, and (iii) 774 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(9)

Includes (i) 51,388 stock options currently exercisable or that become exercisable within 60 days, (ii) 5,278 restricted stock units that vest within 60 days, and (iii) 6,349 shares held indirectly by trust.

(10)	Includes 77,920 stock options currently exercisable or that become exercisable within 60 days.

(11)	Includes (i) 7,276 stock options currently exercisable or that become exercisable within 60 days, and (ii) 645 restricted stock units that vest within 60 days.

(12)

Includes (i) 7,276 stock options currently exercisable or that become exercisable within 60 days, (ii) 392 restricted stock units that vest within 60 days, and (iii) 2,468 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(13)	Includes (i) 7,276 stock options currently exercisable or that become exercisable within 60 days, and (ii) 645 restricted stock units that vest within 60 days.

(14)	Includes (i) 29,725 stock options currently exercisable, (ii) 770 shares held jointly with shared voting and shared dispositive power, and (iii) 3 shares held indirectly as custodian for a minor.

(15)	Includes (i) 11,521 stock options currently exercisable or that become exercisable within 60 days, and (ii) 2,050 restricted stock units that vest within 60 days.

(16)	Includes (i) 22,575 stock options currently exercisable or that become exercisable within 60 days, and (ii) 2,956 restricted stock units that vest within 60 days.

(17)	Includes (i) 20,228 stock options currently exercisable or that become exercisable within 60 days, and (ii) 2,003 restricted stock units that vest within 60 days.

(18)	Our executive officers as of March 5, 2018 consisted of our named executive officers (excluding Mr. Hunter) and Messrs. Matthew Cole, Ian Highley, and Deepak Nayar.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of the copies of these reports and on information provided by our executive officers and directors, we believe that during the fiscal year ended December 30, 2017 our directors and executive officers complied with all Section 16(a) filing requirements, with the following exception: A Form 4 was filed late on March 1, 2017, on behalf of Mr. Rutz to disclose shares that were withheld to cover the tax obligation on the vesting of his restricted stock unit award.

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PROPOSAL NO. 2 - ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act and the related rules promulgated by the SEC, we are requesting your advisory, non-binding approval of the compensation of our NEOs as disclosed in the following Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative as presented in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to provide their input on our executive pay program and policies.

Executive Compensation Vote

We believe that our executive compensation program effectively aligns the interests of stockholders and executives, incentivizes the accomplishment of corporate goals, and attracts and retains talented executives. The key components of our compensation program are as follows:

■	Alignment of executive and stockholder interests through short and long-term incentives linked to operating performance;
■	Short-term cash compensation based upon individual contribution and performance;
■	Compensation structured to attract and retain the most talented industry leaders; and
■	Compensation program based, in part, on the practices of peers in our industry and other comparable companies.

At our 2017 annual meeting of stockholders, approximately 95% of the shares voted were cast in support of our executive compensation program. The Board and Compensation Committee value the opinions of our stockholders and took this high level of approval into account when developing the compensation for our NEOs.

This vote is not intended to address any specific item of compensation; rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Our Board urges you to approve the compensation of our NEOs by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in this Proxy Statement.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, describes our 2017 executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on page 35, which provide detailed historical compensation information for our following NEOs.

Name	Title	Notes
David W. Heinzmann	President and Chief Executive Officer	Appointed to current role effective January 1, 2017.
Gordon Hunter	Chairman of the Board, and Former Executive Chairman of the Board	Appointed to current role effective January 1, 2018.
Meenal A. Sethna	Executive Vice President, Chief Financial Officer	Appointed to current role effective March 31, 2016.
Ryan K. Stafford	Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary	Appointed to expanded role as Corporate Secretary effective January 1, 2017.
Michael P. Rutz	Senior Vice President, Global Operations	Appointed to current role effective February 1, 2015.

Executive Summary

As described below, our executive compensation programs are designed to pay for performance and align the interests of our executives with those of our stockholders. In fiscal year 2017, our annual incentive awards for our NEOs were based on the Company’s achievement of financial objectives related to its base business operations and the NEOs’ individual performances. In addition, a significant portion of our executive compensation program consists of long-term compensation subject to long-term vesting requirements.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our compensation programs align the compensation of our executives with the interests of our stockholders while managing compensation risk, including through stock ownership guidelines, an independent Compensation Committee and the use of an independent compensation consultant.

The compensation of our NEOs during fiscal year 2017 directly ties to our strong performance during the year. For 2017, we reported record sales, adjusted diluted earnings per share and cash flow from operations. We also made substantial progress in key strategic initiatives including: acquiring majority ownership in Monolith Semiconductor Inc.; acquiring U.S. Sensor Corporation; and announcing the acquisition of IXYS Corporation, which closed on January 17, 2018. We continued to return capital to our stockholders through cash dividends, increasing our quarterly dividend amount by 12% in 2017.

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CEO Transition

On November 15, 2016, Mr. Hunter notified the Board of his retirement as President and Chief Executive Officer of the Company, effective January 1, 2017. Mr. Hunter agreed to serve the Company as Executive Chairman of the Board upon his retirement as President and Chief Executive Officer, effective January 1, 2017 through December 31, 2017. In connection with his retirement, Mr. Hunter and the Company entered into an Executive Retirement Agreement, which provided that (i) Mr. Hunter will serve as Chairman of the Board through at least the Company’s annual meeting of stockholders occurring in the 2019 calendar year and that, effective December 31, 2017, Mr. Hunter would hold the title of Non-Executive Chairman of the Board, and (ii) the Company would nominate Mr. Hunter for service on the Board as its Chairman at each annual meeting of stockholders occurring during the 2017 and 2018 calendar years. The terms of the Executive Retirement Agreement are described further on page 33.

In connection with Mr. Hunter’s retirement, the Board promoted Mr. Heinzmann, who previously served as the Company’s Chief Operating Officer, to succeed Mr. Hunter as President and Chief Executive Officer of the Company, effective January 1, 2017. In addition, the Board approved the expansion of the number of directors constituting the whole Board at that time to eight members and elected Mr. Heinzmann to serve as a member of the Board, effective January 1, 2017. The terms of Mr. Heinzmann promotion are described further on page 34.

Total Rewards Philosophy

The Compensation Committee is responsible for overseeing the formulation and application of the Company’s Total Rewards Philosophy relating to the compensation and benefit programs for executive officers. Pay for performance is an essential element of our Total Rewards Philosophy, which is designed to drive performance in the form of global business growth by financially incentivizing our executive officers to create stockholder value.

The Compensation Committee has worked with our management and the independent compensation consultant to design compensation programs with the following primary objectives:

■	Attract, retain and motivate highly qualified executives;
■	Reward executives based upon our financial performance at levels competitive with peer companies; and
■	Align a significant portion of the executive compensation with driving our performance and stockholder value in the form of performance-based executive incentive awards and long-term awards.

The guiding principles of our Total Rewards Philosophy are as follows:

Performance. We believe that the best way to accomplish alignment of compensation with the interests of our stockholders is to link a significant portion of total compensation directly to meeting or exceeding individual, business unit and overall Company performance goals. When performances exceed expectations, total pay levels are expected to be higher. When performances fall below expectations, total pay levels are expected to be lower.

Competitiveness. Our compensation and benefit programs are designed to be competitive with the compensation provided by companies with whom we compete for talent. While we generally target the 50th percentile of the total compensation of competitor companies, in some instances, we provide compensation above or below the 50th percentile to account for other factors such as an executive’s operating responsibilities, management level, tenure and performance in the position. To help us analyze the competitiveness of our compensation programs, we developed, with guidance from our independent compensation consultant, a compensation peer group that was used to set compensation for the 2017 fiscal year, as discussed below.

Cost. Our compensation and benefit programs are designed to be cost effective, which we believe to be in the best interests of our stakeholders.

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Best Practices in Compensation Governance

Highlighted below are the key features of our executive compensation program, including the pay practices that we have implemented to drive sustainable results, encourage executive retention and align executive and stockholder interests. We also identify certain pay practices that we have not implemented because we believe they do not serve our risk management goals or stockholders’ long-term interests.

✔ What We Do

✔   Pay for performance and allocate individual awards based on actual results

✔   Provide an appropriate mix of short-term and long-term compensation

✔   Require stock ownership and retention of a significant portion of equity-based awards

✔   Prohibit pledging and speculative trading of company securities

✔   Engage independent compensation consultant

✔   Provide limited perquisites

✔   Limit the annual incentive cash payout amounts and annual equity grants to any individual executive officer in a given year

X What We Don’t Do

    Multi-year guaranteed incentive awards for executive officers

    Excise tax gross-ups upon change in control payments and benefits

    Discounting, reloading or re-pricing stock options

    Provide incentives that encourage excessively risky behavior

Allocation between Short-Term and Long-Term Compensation

The allocation between short-term and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive values, as opposed to a targeted allocation between short-term and long-term pay. We also consider certain internal factors that may cause us to target a particular element of a NEO’s compensation differently. These internal factors may include the NEO’s operating responsibilities, management level and tenure and performance in the position. We consider the total compensation to be delivered to individual NEOs, and as such, exercise discretion in determining the portion allocated to annual and long-term incentive opportunity. We believe that this “total compensation” approach provides the ability to align pay decisions with the short-term and long-term needs of the business and the interests of our stockholders. It also allows for the flexibility needed to recognize differences in performance of each NEO by providing differentiated pay.

Benchmarking

Competitive compensation levels for our executive officers are in part established through the review of competitive market compensation data provided by the Compensation Committee’s independent compensation consultant. This review includes base salary, annual incentive opportunities and long-term incentive opportunities for comparable companies. In 2015, we selected an industry compensation peer group as a source to evaluate compensation levels for the 2016 and 2017 fiscal years. The compensation peer group originally consisted of 17 publicly-traded companies of reasonably similar size to us in the electronic equipment/electronic manufacturing services industry, the electronic components and equipment industry and the semiconductor/semiconductor equipment and manufacturing industry, representing different segments of our business. The compensation peer group now consists of 16 companies as Fairchild Semiconductor International, Inc. was removed from the peer group due to its acquisition. The current compensation peer group is set forth below:

Cabot Microelectronics Corporation (CCMP)	MTS Systems Corporation (MTSC)
CTS Corporation (CTS)	ON Semiconductor Corporation (ON)
Diodes Incorporated (DIOD)	Rogers Corporation (ROG)
Electro Scientific Industries, Inc. (ESIO)	Semtech Corporation (SMTC)
Gentex Corporation (GNTX)	Stoneridge, Inc. (SRI)
Hubbell Incorporated (HUBA, HUBB)	TTM Technologies, Inc. (TTMI)
KEMET Corporation (KEM)	Veeco Instruments Inc. (VECO)
Methode Electronics, Inc. (MEI)	Vishay Intertechnology, Inc. (VSH)

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For 2016 and 2017, the raw data derived from each compensation peer group companies’ 2015 proxy statement was aged at an annual rate of 3% for cash and 5% for equity, and was size-adjusted to approximate our revenues for the corresponding fiscal year. The total compensation for our NEOs is generally targeted at the 50th percentile of the competitive market data. In 2017, the Compensation Committee awarded total annual target compensation to Messrs. Heinzmann, Stafford and Rutz and Ms. Sethna that was -11%, +20%, +13%, and +2%, respectively, in relation to the median of our peer group. In setting the compensation of our NEOs in 2017, the Compensation Committee considered the individual scope of responsibility of each NEO, each NEO’s historical compensation levels, the NEO’s years of experience, the NEO’s past, and expected future, contributions to our success, market practice, internal equity considerations and individual performance. Additional information regarding the components of total compensation for our NEOs is discussed below under “Components of Total Compensation.”

Annual Compensation Process

The Compensation Committee reviews industry data and performance results presented by its independent compensation consultant in determining the appropriate aggregate and individual compensation levels for the year. In conducting its review, the Compensation Committee considers quantitative performance results, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs.

The Compensation Committee reviews base salaries annually and changes them when it determines appropriate. The approval of incentive awards for NEOs under the Littelfuse, Inc. Annual Incentive Plan (the “Annual Incentive Plan”) for the preceding year and the terms of the incentive awards for NEOs for the current year are approved by the Compensation Committee at its January or February meeting. Long-term equity compensation is granted by the Compensation Committee and the full Board at the April meeting, held in connection with the annual meeting of stockholders. The Compensation Committee oversees the administration of the Company’s equity-based programs and makes recommendations to the Board for its consideration and approval of equity awards to be made to the CEO and other executive officers. The Compensation Committee has delegated authority to the CEO to grant equity awards to other non-executive officer employees. Ratification of grants for any non-executive officers who are newly-hired or promoted during the course of the year generally occurs at the Compensation Committee meeting immediately following the hiring or promotion, as applicable.

Role of the Board, Compensation Committee, Management and Consultants

The Compensation Committee establishes, reviews and recommends all elements of the executive compensation program to the members of the Board for approval. The Compensation Committee works with an independent compensation consultant, Compensation Strategies, Inc., for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. Our independent compensation consultant also advises the Compensation Committee on non-employee director compensation matters. Additional responsibilities of the Board, the Compensation Committee, management and the independent compensation consultant include:

Board of Directors and Compensation Committee

■

The Compensation Committee reviews and recommends the CEO’s business goals and objectives relevant to executive compensation to the members of the Board, other than the CEO, for approval; evaluates the performance of the CEO in light of those goals and objectives and recommends the CEO’s compensation level to such members of the Board based on this evaluation. The Compensation Committee reviews and recommends the CEO’s annual and long-term incentive target opportunities and payouts for approval by the members of the Board, other than the CEO.

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■

For NEOs other than the CEO, the Compensation Committee reviews and makes recommendations based on a review of compensation survey data and publicly-disclosed compensation information for our peer group, individual performance, internal pay equity and other relevant factors for approval by the full Board for all NEO compensation arrangements including base salary determination and annual and long-term incentive target opportunities and payouts.

Management and Consultants

■

Compensation program design: Management makes recommendations in consultation with the independent compensation consultant on compensation program design and pay levels and implements the compensation programs approved by the Board.

■

Develop performance measures: Management identifies appropriate performance measures, recommends performance targets that are used to determine annual awards, and develops individual performance objectives for each NEO.

■

Compile competitive market data: Management works with the independent compensation consultant in compiling compensation information and preparing the data for presentation to the Compensation Committee.

■

Develop compensation recommendations: Based on the compensation survey data and publicly-disclosed compensation information, our CEO and our CHRO prepare recommendations for the NEOs (other than for the CEO) and present these recommendations to the Compensation Committee. The Compensation Committee reviews these recommendations along with the competitive market data and other information and advice of the independent compensation consultant, and makes a recommendation to the full Board for approval. Our CEO also assists the Compensation Committee by providing input with regards to the fulfillment of the individual performance objectives of the other NEOs. Compensation recommendations for the CEO are made by the Compensation Committee based on the compensation survey data and are presented for approval to the directors other than the CEO. Our Executive Vice President and Chief Financial Officer also assists in the preparation of performance targets and objectives based on our short-term and long-term growth plans and provides financial information used by the Compensation Committee to make decisions with respect to incentive goals based on achievement of financial targets and related payouts.

Impact of Accounting and Tax Issues on Executive Compensation

In setting each NEO’s compensation levels, we do not have a stated policy that all compensation must be tax deductible. The Compensation Committee and Board analyze the overall expense arising from aggregate executive compensation levels and consider various alternatives to preserving the tax deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our compensation goals. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and our three other most highly compensated officers other than the principal financial officer. For years prior to 2018, we were also permitted to receive a tax deduction for “performance-based” compensation as defined under Code Section 162(m) without regard to the $1,000,000 limitation. However, recent U.S. tax legislation made various changes to Section 162(m). The legislation eliminated the performance-based exception and expanded the group of executives covered by Section 162(m). Therefore, we expect that compensation paid to our covered executive officers in excess of $1 million in 2018 and later tax years will not be deductible by the Company unless it qualifies for limited transition relief that applies to certain arrangements in place as of November 2, 2017. Because of uncertainties in the application and interpretation of Section 162(m), and the absence at this juncture of regulatory guidance on the scope of the transition relief, no assurance can be given that awards paid in 2018 and later years that were originally intended to qualify for the “qualified performance-based compensation” exemption, or that were otherwise expected to be deductible prior to the recent tax legislation, will in fact be deductible.  Because the Committee believes that the tax deduction limitation imposed by Section 162(m) should not be permitted to compromise the ability to establish compensation programs that will attract and retain senior talent, maintaining our ability to remain flexible in the design and delivery of compensation may result in our paying compensation that is not deductible for federal income tax purposes.

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Components of Total Compensation

The compensation of our NEOs consists of five components, each designed to help achieve our compensation objectives and to contribute to a total compensation arrangement that is competitive, appropriately performance-based and valued by our NEOs, as described in the following table.

Compensation Component	Purpose
Base Salary	Designed to attract, retain and motivate highly-qualified executives by paying a competitive salary.
Annual Incentive Plan (cash awards)	Designed to provide a performance-based cash reward to executives and key employees of the Company for contributing to the achievement of our short-term corporate goals.
Long-Term Incentive Plan (stock option and RSU awards)

Designed to emphasize the goals of our equity compensation: (1) align each NEO’s financial interests with driving stockholder value; (2) focus the NEOs’ efforts on long-term financial performance of the Company; and (3) assist in the retention of our NEOs.

Health and Welfare Programs and Perquisites	Designed to provide competitive levels of health and welfare protection and retirement and
Retirement and Post-Employment Arrangements	savings programs.

Information regarding the administration and the determination of amounts of each component is below.

A.        Base Salary

Administration: Our CEO and our CHRO recommend NEO salary levels (other than for the CEO) to the Compensation Committee for approval. The Compensation Committee reviews the NEO salary recommendations and makes its recommendations to the full Board for approval. The Compensation Committee determines and makes CEO salary recommendations to the Board, other than the CEO, for approval.

Determination of amounts: Base salary is generally targeted at the 50th percentile of the compensation peer group, although we also take into account factors such as individual scope of responsibility, years of experience, past and future contributions to our success and possible differences in compensation standards in our industry. We strive to be market competitive in an effort to attract, retain and motivate highly-talented executive officers.

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In 2017 and for 2018, the Compensation Committee recommended to the Board and the Board approved increases in base salary for all NEOs. Salary increases in 2017 were effective as of February 1, and salary increases in 2018 will become effective April 1, except as noted. The base salary amounts for the NEOs, effective as of February 1, 2017 and approved to become effective on April 1, 2018, are as follows:

Name	2018 Annualized Base Salary		2017 Annualized Base Salary
David W. Heinzmann	$784,000		$700,000	(1)
Gordon Hunter	N/A	(2)	$600,000	(1)
Meenal A. Sethna	$441,000		$393,750
Ryan K. Stafford	$495,945		$463,500
Michael P. Rutz	$397,534		$371,527

(1)	2017 Annualized Base Salary effective as of January 1, 2017, in connection with the CEO transition.

(2)	Effective January 1, 2018, Mr. Hunter transitioned into his current role as Chairman of the Board, and no longer serves as an employee of the Company.

B.          Annual Incentive Plan

In January 2014, our Compensation Committee and our Board approved the Annual Incentive Plan and on April 25, 2014 our stockholders approved the Annual Incentive Plan (“AIP”).

Administration: The Compensation Committee establishes, after (1) consulting with our CEO and CHRO, (2) reviewing the compensation peer group information and other information and advice of the independent compensation consultant and (3) discussing the financial goals and targets of the Company for the next fiscal year with our CEO and our CFO, the threshold, target and maximum amounts that may be awarded under the AIP to each NEO for the fiscal year. The annual target amounts are set as percentages of each NEO’s base salary and the maximum amount is generally set at 200% percent of the annual target percentage.

Determination of eligible AIP amounts: Our AIP is intended to compensate NEOs for their short-term contributions to the Company’s performance. Annual incentive awards to NEOs are granted based on the NEOs’ and the Company’s performances and are approved by the Compensation Committee and recommended to the full Board for approval. While one factor the Compensation Committee considers regarding the compensation of our NEOs is where that compensation falls in relation to the 50th percentile of the total compensation of our compensation peer group, it does not necessarily match our annual incentive awards against a certain percentile of the compensation peer group and it considers other factors, such as internal equity considerations, executive experience and the years of service of the NEO, in setting the targets as a percent of base salary. It sets the threshold, target and maximum amounts for the AIP so that, if earned, we pay sufficient total annual compensation to remain competitive. The maximum incentive amount that may be paid to an employee for a performance period has been limited under the AIP to $2,500,000.

The following table summarizes the AIP opportunity percentages for the NEOs for 2017:

	2017 AIP Target Opportunity (as a % of 2017 Base Salary)
Name	Threshold	Target	Maximum
David W. Heinzmann	45%	90%	180%
Gordon Hunter	50%	100%	200%
Meenal A. Sethna	35%	70%	140%
Ryan K. Stafford	35%	70%	140%
Michael P. Rutz	30%	60%	120%

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In 2017, the Compensation Committee structured the AIP to ensure sufficient flexibility to determine appropriate non-equity incentive compensation and to provide for the ability to take corporate tax deductions for performance-based compensation under Section 162(m). Under the 2017 AIP, the Compensation Committee established a performance goal and a maximum annual award percentage that could be paid to each NEO; the NEOs were eligible to receive up to a maximum of 200% of their target annual incentive opportunities, upon the Company’s achievement of $1.00 of diluted earnings per share (“EPS”) for 2017. At the end of the applicable annual performance period, the Compensation Committee determined that the Company had achieved an EPS in excess of that amount during such period, thereby satisfying the performance goal under the 2017 AIP. The Compensation Committee then exercised its negative discretion to determine each NEO’s actual 2017 AIP award amount.

Exercise of negative discretion: With respect to the 2017 AIP award amounts for NEOs, the Compensation Committee gave consideration to two performance areas: (i) the Company’s achievement of financial objectives related to its base business operations, and (ii) the NEOs’ individual performances.

The Compensation Committee considered the performance of the Company’s base business operations with respect to the financial performance metrics shown in the table below. The Compensation Committee believed that these metrics reflected the performance of the Company’s ongoing operations with respect to its existing business.

Base Business Operations Performance Metric (1)	Threshold Performance (50%)	Target Performance (100%)	Maximum Performance (200%)	Actual Performance	Percentage Achievement
Corporate Sales ($M)	$1,101.0	$1,158.9	$1,216.8	$1,216.1	199%
AIP Earnings per Share (“AIP EPS”)	$6.42	$6.90	$7.38	$7.74	200%
Cash flow from Operations ($M)	$189.2	$215.0	$240.8	$269.0	200%

(1)	The performance metrics were determined as follows:
■	Corporate Sales – represents our 2017 sales as reported in our audited financial statements, less sales attributable to businesses acquired in 2017.
■

AIP EPS – represents our 2017 AIP net income, as described below, divided by our diluted weighted-average common shares outstanding. “AIP net income” is calculated as our net income, as reported in our audited financial statements, excluding the after-tax impact of the following items: acquisition and integration costs; restructuring charges related to business reorganizations; plant closures and related moves and reductions in workforce costs; expensing of inventory fair market value step-up; and non-operating foreign exchange gains and losses.

■	Cash flow from Operations – represents our 2017 cash flow from operations, as reported in our audited financial statements.

The Compensation Committee also reviews the individual performance of each NEO. These reviews are qualitative in nature and require subjective determinations by the Compensation Committee. The Compensation Committee receives input from the CEO and CHRO with respect to each NEO’s performance and considers factors generally related to (i) overall Company business performance, (ii) development of managerial leaders and talent within the Company; (iii) legal compliance and corporate governance best practices, and (iv) other matters specific to each NEO’s scope of responsibility.

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The Compensation Committee also received recommendations from Mr. Heinzmann related to the 2017 AIP award amounts for the other NEOs. It received input from its independent compensation consultant with respect to the appropriate 2017 AIP award amount for Mr. Heinzmann. After consideration of the two performance areas described above and the recommendations from Mr. Heinzmann and input from the independent compensation consultant, the Compensation Committee approved and recommended to the Board, and the Board approved, the following 2017 AIP awards to the NEOs at levels less than the entire amounts for which the NEOs were eligible under the 2017 AIP:

NEO	Eligible Award Under the 2017 AIP ($)	Actual 2017 AIP Award after Negative Discretion (% of target)	Actual 2017 AIP Award after Negative Discretion ($)
David W. Heinzmann	$1,260,000	192.0%	$1,209,600
Gordon Hunter	$1,200,000	192.1%	$1,152,600
Meenal A. Sethna	$551,250	194.9%	$537,193
Ryan K. Stafford	$648,900	194.9%	$632,353
Michael P. Rutz	$445,832	187.9%	$418,859

2018 Annual Incentive Plan: At its January 2018 meeting, the Compensation Committee approved a new annual incentive plan structure and established the NEOs’ target annual incentive plan opportunity percentages for the 2018 AIP. It also established a 2018 financial performance goal that was based on the same performance metric as in 2017. The following table summarizes AIP target opportunity percentages, as a percentage of base salary for the NEOs, other than Mr. Hunter who is not eligible to participate as he is no longer an employee, for 2018:

	2018 AIP Opportunity (as a % of Base Salary)
Name	Threshold	Target	Maximum
David W. Heinzmann	55%	110%	220%
Meenal A. Sethna	35%	70%	140%
Ryan K. Stafford	35%	70%	140%
Michael P. Rutz	30%	60%	120%

C.        Long-Term Incentive Compensation

Consistent with prior years’ practice, in 2017 the Compensation Committee awarded a combination of two types of equity awards under the Long-Term Incentive Plan to our NEOs: stock option awards and RSUs. The stock options vest one-third annually over a three-year vesting period and have an exercise price equal to the fair market value of our common stock on the date of grant. The RSUs also vest one-third annually over a three-year vesting period.

Administration: The Compensation Committee reviews the compensation peer group information, the advice of the independent compensation consultant and, for NEOs other than the CEO, the recommendation of our CEO and our CHRO with respect to the NEOs’ long-term incentive grants of stock options and RSUs. The Compensation Committee makes recommendations to the Board, other than the CEO, for the grant of stock options and RSUs to the CEO.

Determination of amounts: We target total equity compensation awards at the 50th percentile of our compensation peer group, although we also take into account other factors, such as years of service with the Company and internal pay equity considerations, when determining total equity compensation. In 2017, based on a valuation performed by the independent compensation consultant, the Compensation Committee determined that 50% of the value of the equity awards would be made in stock options, and 50% of the value of the equity awards would be made in RSUs. The restricted stock unit awards and stock options granted in 2017 to each NEO, other than Mr. Hunter, are set forth below.

Name	RSU Award	RSU Vesting Schedule (1)	Stock Option Award	Option Vesting Schedule (1)	Option Grant Price
David W. Heinzmann	6,438	3-year vest	24,066	3-year vest	$154.15
Meenal A. Sethna	2,760	3-year vest	10,318	3-year vest	$154.15
Ryan K. Stafford	2,703	3-year vest	10,103	3-year vest	$154.15
Michael P. Rutz	1,738	3-year vest	6,497	3-year vest	$154.15

(1)	2017 grant of RSUs and Options vest in installments of 33% on each anniversary of the grant date.

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Special CEO Transition Awards

Pursuant to Mr. Hunter’s assumption of the Executive Chairman role, in January 2017 he was granted a one-time award of 14,856 RSUs that vested entirely on December 31, 2017. Pursuant to Mr. Heinzmann’s assumption of the President and CEO role, in January 2017 he received a one-time award of 6,963 RSUs that vest entirely on the third anniversary of the grant date.

Stock Ownership Policy

As discussed on page 16, the Company maintains a stock ownership policy applicable to all executive officers and directors. The table below describes the ownership guidelines for each NEO, and their progress towards the ownership requirements, as of March 1, 2018.

Name	Ownership Requirement as % of Base Salary	Number of Shares Required (1)	Number of Shares Owned (2)
David W. Heinzmann	500%	19,700	42,290
Gordon Hunter (3)	500%	1,800	21,303
Meenal A. Sethna	300%	6,600	9,234
Ryan K. Stafford	300%	7,500	26,224
Michael P. Rutz	200%	4,000	4,842

(1)

Pursuant to the stock ownership policy, the Compensation Committee may adjust the ownership requirements in the event of a significant increase in the price of the Company’s common stock. The ownership requirements were amended in January 2017 using a 30-business-day average stock price of $152.00 per share. In light of the approximately 31% increase in the price of the Company’s common stock from January 2017 to the 30-business-day average stock price used for the period of December 4, 2017 through January 17, 2018, the Compensation Committee approved an adjustment to the ownership requirements to $199.29 per share.

(2)	Includes direct and indirect ownership of beneficially owned shares and restricted stock/units.

(3)	Mr. Hunter’s stock ownership requirement is based on the annual board retainer that he receives as a non-employee member of the Board, effective January 1, 2018.

D.          Health and Welfare Programs and Perquisites

Health and Welfare Programs

Our NEOs participate in the same health and welfare programs designed for all of our full-time U.S. employees. The program includes partial reimbursement of gym membership dues, group health, dental, disability, business travel accident, life and accidental death and dismemberment (AD&D) coverage. Our NEOs are also provided with an increased amount of life and AD&D insurance in order to provide a targeted level of coverage equal to three times base salary. These programs are important components of our total compensation program, and we provide them to remain competitive.

Perquisites

Our NEOs are provided with the opportunity to receive executive physicals and financial planning services on an annual basis. The executive physical program provides approximately $5,000 in services per NEO annually. In addition, pursuant to Mr. Hunter’s Amended and Restated Employment Agreement, dated December 31, 2007, Mr. Hunter was entitled to $15,000 per year of financial planning and tax consulting services, and each of our other NEOs is entitled to $12,000 per year of financial planning services. Additionally, Mr. Hunter was provided with continued use of a Company automobile through December 31, 2017, and during 2017 the Company provided reimbursement of certain spouse travel to industry events. We provide these benefits to help our NEOs efficiently manage their time and financial affairs and to allow them to stay focused on business issues. Amounts and types of perquisites are included in the 2017 All Other Compensation Table below on page 36.

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E.          Retirement and Post-Employment Arrangements

Retirement Plans

We provide retirement benefits to our U.S. employees and NEOs through the following plans:

Littelfuse, Inc. 401(k) Retirement and Savings Plan

NEOs may elect to participate in the Littelfuse, Inc. 401(k) Retirement and Savings Plan (“401(k) Plan”) on the same basis as all other U.S. employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. The Company amended the 401(k) Plan, effective as of January 1, 2012, to provide discretionary Company contributions equal to 2% of a participant’s annual eligible pay. This is in addition to the existing Company matching contributions, which provide a dollar-for-dollar match on participant salary deferrals up to 4% of a participant’s annual eligible pay (subject to IRS compensation limits). The 401(k) Plan also provides for discretionary contributions for those eligible, active participants who as of January 1, 2010, participated in the Littelfuse, Inc. Retirement Plan (“Pension Plan”) and had earned a minimum of 10 years of service and a combined age and years of service of at least 60 (the “60 Point Group”). Currently, Mr. Heinzmann is the only NEO who is a member of the 60 Point Group. The Company has currently set these contributions at 5% of base pay (subject to IRS compensation limits). All contributions to the 401(k) Plan are fully vested and nonforfeitable.

Littelfuse, Inc. Supplemental Retirement and Savings Plan

The Littelfuse, Inc. Supplemental Retirement and Savings Plan (the “Supplemental Plan”) is a non-qualified retirement plan that is intended to provide supplemental retirement income benefits to employees whose benefits under our tax-qualified 401(k) plan are limited by the application of Internal Revenue Code Section 415, which includes our NEOs. Participants can defer a portion of their annual compensation to the Supplemental Plan.  The Company provides a matching contribution designed to ensure that participants receive a combined match under the Supplemental Plan and the Company’s 401(k) Plan on the first 4% of their annual compensation that they defer to both plans. The Company also makes the same 5% contribution as it makes to the Company’s 401(k) Plan for Supplemental Plan participants who are members of the 60 Point Group, based on their compensation in excess of the IRS limit. Currently Mr. Heinzmann is the only NEO who receives this additional contribution as a member of the 60 Point Group.

Post-Employment Arrangements

Change in Control Agreements

Each of the NEOs has entered into a change of control agreement with the Company that provides certain payments and benefits on termination of employment in connection with a change of control of the Company. Additional information including the terms of our NEO’s change of control agreements is included below on page 42.

Employment Contracts

We have not entered into an employment agreement with any NEO, other than Mr. Hunter. However, in connection with the CEO transition, we entered into a Letter Agreement with Mr. Heinzmann. The terms of Mr. Hunter’s employment agreement and Mr. Heinzmann’s Letter Agreement are described below.

Mr. Hunter. As previously disclosed, the Company entered into an Executive Retirement Agreement, effective January 1, 2017 through December 31, 2017 (the “Term”), with Mr. Hunter in connection with his retirement as President and Chief Executive Officer and assumption of the Executive Chairman of the Board role. The Executive Retirement Agreement amended Mr. Hunter’s prior Amended and Restated Employment Agreement, dated December 31, 2007.

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Pursuant to the Executive Retirement Agreement, Mr. Hunter received a base salary of $600,000, and continued to participate in the Annual Incentive Plan with a target bonus of 100% of his base salary for the 2017 fiscal year. In lieu of any other 2017 annual equity awards, the Executive Retirement Agreement provided for the grant of restricted stock units having a grant date value of $2,240,000 that vested on December 31, 2017. During the Term of the Executive Retirement Agreement, all outstanding equity awards granted to Mr. Hunter remained outstanding and continued to vest in accordance with their terms. However, at the end of the Term, any then-unvested equity awards became immediately vested. The termination provisions under the Executive Retirement Agreement and Mr. Hunter’s Change in Control Agreement are described on page 44.

Mr. Hunter and the Company entered into an employment agreement dated May 1, 2006, as amended and restated on December 31, 2007. The employment agreement, as amended, remained in effect and provided that Mr. Hunter would receive certain benefits, including a home office, an automobile, and up to $15,000 in annual financial planning and tax counseling services. The employment agreement also contained non-disclosure, non-competition, non-solicitation and non-hire restrictions applicable to Mr. Hunter following cessation of his employment with us. Additional discussion regarding the terms of Mr. Hunter’s employment agreement are below on page 44.

Mr. Heinzmann. As previously disclosed, the Company entered into a Letter Agreement effective January 1, 2017 with Mr. Heinzmann in connection with his assumption of the President and Chief Executive Officer role. Pursuant to the Letter Agreement, Mr. Heinzmann’s base salary was increased to $700,000 and his target bonus was increased to 90% of base salary. In addition, the Letter Agreement provided for the grant of restricted stock units having a grant date value of $1,050,000, that vest entirely on the third anniversary of the grant. The Company also entered into a new change of control agreement with Mr. Heinzmann, consistent with the terms described on page 42.

COMPENSATION COMMITTEE REPORT

To the Board of Directors of Littelfuse, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 30, 2017.

Compensation Committee: Tzau-Jin (T.J.) Chung (Chairman) William P. Noglows Ronald L. Schubel

The foregoing report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

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COMPENSATION TABLES

The following table sets forth compensation information for our NEOs in fiscal years 2017, 2016 and 2015.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
David W. Heinzmann	2017	$700,000	$0	$1,998,270	$740,511	$1,209,600	$0	$116,060	$4,764,441
President and Chief	2016	$522,917	$150	$560,424	$443,124	$630,000	$0	$95,166	$2,251,781
Executive Officer	2015	$477,532	$0	$436,995	$387,814	$594,623	$0	$83,954	$1,980,918

Gordon Hunter	2017	$600,000	$250	$2,220,378	$0	$1,152,600	$0	$119,543	$4,092,771
Chairman of the	2016	$780,231	$700	$1,188,854	$940,088	$1,200,000	$0	$89,703	$4,199,576
Board and Former Executive Chairman (8)	2015	$759,239	$600	$1,074,594	$954,382	$1,128,556	$945	$134,247	$4,052,563

Meenal A. Sethna (9)	2017	$392,188	$650	$418,250	$317,485	$537,193	$0	$57,891	$1,723,657
Executive Vice President and Chief Financial Officer	2016	$372,917	$700	$690,886	$315,873	$393,750	$0	$47,510	$1,821,637

Ryan K. Stafford	2017	$462,375	$250	$409,613	$310,869	$632,353	$0	$52,696	$1,868,156
Executive Vice	2016	$421,034	$150	$1,010,128	$280,145	$472,500	$0	$58,252	$2,242,209
President, Chief Legal and Human Resources Officer and Corporate Secretary	2015	$387,320	$150	$297,609	$264,398	$399,536	$0	$50,436	$1,399,449

Michael P. Rutz	2017	$370,625	$150	$263,377	$199,913	$418,859	$0	$52,011	$1,304,935
Senior Vice President	2016	$359,831	$150	$251,513	$198,890	$287,844	$0	$51,670	$1,149,898
Global Operations	2015	$353,273	$0	$201,545	$178,754	$295,546	$0	$34,343	$1,063,461

(1)	Base salary includes compensation deferred under the 401(k) Plan and the Supplemental Plan.

(2)	Represents discretionary bonuses earned in connection with our wellness initiatives.

(3)

Represents the full grant date fair value of RSUs for fiscal years 2017, 2016 and 2015, in accordance with FASB ASC Topic 718, based on assumptions described in Note 9 to our audited financial statements included in our 2017 Annual Report on Form 10-K.

(4)

Represents the full grant date fair value of stock option awards for fiscal years 2017, 2016 and 2015, in accordance with FASB ASC Topic 718, based on assumptions described in Note 9 to our audited financial statements included in our 2017 Annual Report on Form 10-K.

(5)	Represents payouts for performance under Annual Incentive Plan. See pages 29 - 31 for information on how amounts were determined.

2018 Proxy Statement	35

(6)

Amounts shown in this column represent the change in the actuarial present value of each NEO's accumulated benefit under the Pension Plan for the specified year, plus the amount of any payments made to or on behalf of the NEO during the last fiscal year. Although the Pension Plan was frozen effective April 1, 2009, the actuarial present value of each NEO’s benefit under the plan is subject to change, largely due to the passage of time and changes in the discount rate used to value the Pension Plan's liabilities. Note further that the plan was terminated effective July 30, 2014 and all of the plan’s liabilities were settled, either via lump sum payout or purchase of a group annuity contract in the third quarter of 2015. As a result, the actuarial present value of each NEO’s benefit under the plan is now $0. There are no above-market or preferential earnings in the Supplemental Plan. See the 2017 Nonqualified Deferred Compensation Table for more information.

(7)	The amounts shown are detailed in the supplemental “All Other Compensation” table below.

(8)	Mr. Hunter retired from his role as Executive Chairman and as an employee of the Company effective December 31, 2017.

(9)	Ms. Sethna became CFO effective March 31, 2016.

2017 All Other Compensation Table

The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above. For additional information regarding perquisites and health and welfare programs, refer to page 32.

NEO	401(k) Plan Company Matching Contributions ($)	Supplemental Plan Company Matching Contributions ($)	Miscellaneous ($)		Total All Other Compensation ($)
David W. Heinzmann	$29,700	$72,500	$13,860	(1)	$116,060
Gordon Hunter	$16,200	$67,800	$35,543	(2)	$119,543
Meenal A. Sethna	$16,200	$23,081	$18,610	(3)	$57,891
Ryan K. Stafford	$16,200	$17,719	$18,777	(4)	$52,696
Michael P. Rutz	$16,200	$17,551	$18,260	(5)	$52,011

(1)	The amount reported for Mr. Heinzmann includes the cost of tax and financial planning ($12,000), and life and AD&D insurance ($1,860).

(2)

The amount reported for Mr. Hunter includes the cost of: spouse travel for industry events ($1,581); personal use of a Company vehicle, including maintenance, fuel and upkeep ($4,770); life and AD&D insurance ($1,356); partial reimbursement of health club membership dues generally available to U.S. employees ($400); executive physical ($7,389); tax and financial planning ($15,000); and club membership dues ($5,046).

(3)

The amount reported for Ms. Sethna includes the cost of: partial reimbursement of health club membership dues generally available to U.S. employees ($350); an executive physical ($4,400); life and AD&D insurance ($1,860); and tax and financial planning ($12,000).

(4)	The amount reported for Mr. Stafford includes the cost of: an executive physical ($4,917); life and AD&D insurance ($1,860); and tax and financial planning ($12,000).

(5)	The amount reported for Mr. Rutz includes the cost of: an executive physical ($4,400); life and AD&D insurance ($1,860); and tax and financial planning ($12,000).

2018 Proxy Statement	36

Grants of Plan-Based Awards in 2017

The following table sets forth plan-based awards granted to our NEOs in 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of		All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock or Units (#)		Securities Underlying Options (#)(1)	Price of Option Awards ($/sh)(2)	Stock and Option Awards (3)
David W.	RSUs	1/03/17	-	-	-	6,963	(5)	-	-	$1,022,656
Heinzmann	RSUs	4/28/17	-	-	-	6,438		-	-	$975,615
	Options	4/28/17	-	-	-	-		24,066	$154.15	$740,511
	Annual Cash (4)	-	$315,000	$630,000	$1,260,000	-		-	-	-

Gordon	RSUs	1/03/17	-	-	-	14,856	(6)	-	-	$2,220,378
Hunter	Annual Cash (4)	-	$300,000	$600,000	$1,200,000	-		-	-	-

Meenal A.	RSUs	4/28/17	-	-	-	2,760	(7)	-	-	$418,250
Sethna	Options	4/28/17	-	-	-	-		10,318	$154.15	$317,485
	Annual Cash (4)	-	$137,813	$275,625	$551,250	-		-	-	-

Ryan K.	RSUs	4/28/17	-	-	-	2,703	(7)	-	-	$409,613
Stafford	Options	4/28/17	-	-	-	-		10,103	$154.15	$310,869
	Annual Cash (4)	-	$162,225	$324,450	$648,900	-		-	-	-

Michael P.	RSUs	4/28/17	-	-	-	1,738	(7)	-	-	$263,377
Rutz	Options	4/28/17	-	-	-	-		6,497	$154.15	$199,913
	Annual Cash (4)	-	$111,458	$222,916	$445,832	-		-	-	-

(1)

Reflects the award of stock options under the 2017 Long Term Incentive Plan, described on page 31. The underlying option awards typically vest in installments of 33% on each anniversary of the date of grant, such that options are fully exercisable on or after three years from the date of grant.

(2)

The exercise price shown for individual options is the fair market value of the Company’s common stock on the date of grant (determined based on the closing stock price on that date reported by NASDAQ).

(3)

Represents the full grant date fair value of 2017 awards calculated in accordance with FASB ASC Topic 718, based on assumptions described in Note 9 to our audited financial statements included in our 2017 Annual Report on Form 10-K. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock Awards column will ever be realized by the NEOs.

(4)

These amounts represent annual incentive cash awards granted under the 2017 Annual Incentive Plan. The actual 2017 annual incentive cash award achievements were determined by the Compensation Committee and approved by the full Board in January 2018 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Refer to pages 29 - 31 for additional information concerning these awards.

(5)

Represents special RSU award to Mr. Heinzmann in connection with his assumption of the President and Chief Executive Officer role granted under the Long-Term Plan that vest entirely on the third anniversary of the grant date. Refer to page 32 for additional information concerning this award.

(6)

Represents special RSU award for Mr. Hunter in connection with his assumption of the Executive Chairman role granted under the Long-Term Plan that vested entirely on December 31, 2017. Refer to page 32 for additional information concerning this award.

(7)

Represents the annual 2017 grant of RSUs awarded under the Long-Term Plan that typically vest in installments of 33% on each anniversary of the grant date such that the RSUs are fully vested on or after 3 years from the date of grant. Refer to page 31 for additional information concerning these awards.

2018 Proxy Statement	37

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See discussion of information presented in the Summary Compensation Table and Grants of Plan-Based Awards Table in the section titled “Components of Total Compensation” starting on page 28.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 30, 2017.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Date of Grant	Exercisable	Unexercisable		$(1)	Date	(#)	$(2)
David W. Heinzmann	04/27/2012	5,000	0		63.09	04/27/2019	0	$0
	04/26/2013	11,100	0		66.68	04/26/2020	0	$0
	04/25/2014	14,370	0		94.84	04/25/2021	0	$0
	04/24/2015	11,773	5,887	(3)	96.15	04/24/2022	1,547	$306,028
	04/22/2016	5,668	11,336	(4)	120.15	04/22/2023	3,170	$627,089
	01/03/2017	-	-		-	-	6,963	$1,377,421
	04/28/2017	0	24,066	(5)	154.15	04/28/2024	6,438	$1,273,565
Gordon Hunter (6)	04/25/2014	0	12,873		94.84	04/25/2021	0	$0
	04/24/2015	14,486	14,487	(3)	96.15	04/24/2022	3,803	$752,309
	04/22/2016	12,025	24,049	(4)	120.15	04/22/2023	6,724	$1,330,142
	01/03/2017	-	-		-	-	14,856	$2,938,814
Meenal A. Sethna	06/08/2015	3,459	1,729	(7)	97.00	06/08/2022	399	$78,930
	04/22/2016	4,041	8,080	(4)	120.15	04/22/2023	2,259	$446,875
	07/20/2016	-	-		-	-	2,486	$491,781
	04/28/2017	0	10,318	(5)	154.15	04/28/2024	2,760	$545,983
Ryan K. Stafford	04/25/2014	10,700	0		94.84	04/25/2021	0	$0
	04/24/2015	8,027	4,013	(3)	96.15	04/24/2022	1,053	$208,304
	04/22/2016	3,584	7,166	(4)	120.15	04/22/2023	2,004	$396,431
	07/20/2016	-	-		-	-	5,594	$1,106,605
	04/28/2017	0	10,103	(5)	154.15	04/28/2024	2,703	$534,707
Michael P. Rutz	04/25/2014	4,834	0		94.84	04/25/2021	0	$0
	04/24/2015	5,427	2,713	(3)	96.15	04/24/2022	713	$141,046
	04/22/2016	2,544	5,088	(4)	120.15	04/22/2023	1,422	$281,300
	04/28/2017	0	6,497	(5)	154.15	04/28/2024	1,738	$343,811

(1)

The exercise price shown for individual optionees is the fair market value of the Company’s common stock on the date of grant (determined based on the closing stock price on that date reported by NASDAQ).

(2)

Values are based on the closing stock price of $197.82 per share of our common stock on the NASDAQ on December 29, 2017, the last trading day of fiscal year 2017. There is no assurance that if or when the RSUs vest they will have this value.

(3)	Options vest annually in installments of 33% beginning April 24, 2016, such that the options are fully exercisable on or after three years from the date of grant.

(4)	Options vest annually in installments of 33% beginning April 22, 2017, such that the options are fully exercisable on or after three years from the date of grant.

(5)	Options vest annually in installments of 33% beginning April 28, 2018, such that the options are fully exercisable on or after three years from the date of grant.

(6)	Per Mr. Hunter’s Executive Retirement Agreement, any unvested equity fully vested on December 31, 2017.

(7)	Options vest annually in installments of 33% beginning June 8, 2016, such that the options are fully exercisable on or after three years from the date of grant.

2018 Proxy Statement	38

Narrative disclosures of the compensation awarded to our NEOs as reported in the Summary Compensation Table and Grants of Plan-Based Awards Table are included on pages 28 – 34 of the Compensation Discussion and Analysis.

Options Exercises and Stock Vested in 2017 Table

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David W. Heinzmann	-	-	6,646	(3)	$1,022,520
Gordon Hunter	-	-	10,859	(4)	$1,690,176
Meenal A. Sethna	-	-	1,529	(5)	$240,892
Ryan K. Stafford	-	-	5,061	(6)	$791,068
Michael P. Rutz	2,416	164,675	2,953	(7)	$465,452

(1)	Value Realized on Exercise represents the difference between exercise price and market price at the time of exercise, excluding any tax obligation in connection with such exercises.

(2)	Determined based on the closing stock price of the Company common stock on the vesting dates, excluding tax obligations incurred in connection with such vesting.

(3)

Represents full vesting of RSU award granted January 10, 2014 and 33% installment vesting of RSU award granted on April 25, 2014, April 24, 2015 and April 22, 2016. Number of shares includes 2,720 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on January 10, 2017, April 25, 2017, April 24, 2017 and April 22, 2017.

(4)

Represents 33% installment vesting of RSU award granted on April 25, 2014, April 24, 2015 and April 22, 2016. Number of shares includes 5,208 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 25, 2017, April 24, 2017 and April 22, 2017.

(5)

Represents 33% installment vesting of RSU award granted on June 8, 2015 and April 22, 2016. Number of shares includes 475 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on June 8, 2017 and April 22, 2017.

(6)

Represents full vesting of RSU award granted on April 25, 2014 and 33% installment vesting of RSU award granted on April 25, 2014, April 24, 2015 and April 22, 2016. Number of shares includes 1,818 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 25, 2017, April 24, 2017 and April 22, 2017.

(7)

Represents 33% installment vesting of RSU award granted on February 10, 2014, April 25, 2014, April 24, 2015 and April 22, 2016. Number of shares includes 948 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU award on February 10, 2017, April 25, 2017, April 24, 2017 and April 22, 2017.

2018 Proxy Statement	39

Nonqualified Deferred Compensation

The following table discloses contributions, earnings and balances under the Supplemental Plan for each NEO.

2017 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David W. Heinzmann	$114,100	$72,500	$63,538	$0	$563,653
Gordon Hunter	$1,560,000	$67,800	$227,879	$0	$1,879,383
Meenal A. Sethna	$58,906	$23,081	$11,922	$0	$125,337
Ryan K. Stafford	$13,871	$17,719	$48,790	$0	$268,896
Michael P. Rutz	$40,336	$17,551	$4,059	$0	$142,234

(1)	Reflects amounts that have been reported in the Salary column of the Summary Compensation Table.

(2)

These amounts reflect Company and matching contributions made under the Supplemental Plan. These amounts were reported in the All Other Compensation column of the Summary Compensation Table for 2017. These amounts include contributions that are attributable to the 2017 fiscal year but that were made in 2018 after the end of the 2017 fiscal year.

(3)

These amounts represent interest earnings/losses credited to each NEO’s account in the Supplemental Plan. Interest earnings/losses credited to these accounts are derived from the actual returns on the same investment options that are available under the 401(k) Plan, and the allocation the executives make amongst those qualified plan investment options. Given that these investment options are available to all employees participating in the non-discriminatory, tax-qualified 401(k) Plan, the interest earnings credited to the Supplemental Plan are not considered to be above market and, thus, do not need to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

2018 Proxy Statement	40

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination of Employment Generally

As further described below, we have not entered into any employment agreements with our NEOs, other than Mr. Hunter. We have entered into a Letter Agreement with Mr. Heinzmann and a change in control agreement with each NEO and each NEO is entitled to receive certain payments and benefits upon termination of employment pursuant to (i) the Long-Term Incentive Plan, (ii) Individual Award Agreements, (iii) the Executive Severance Policy, and (iv) Supplemental Plan provisions.

Long-Term Incentive Plan Termination Provisions

The Long-Term Plan governs equity grants made in years 2010 and later, and under the provisions of the Long-Term Plan, all outstanding (unvested) equity grants shall be cancelled and no longer exercisable on the date of employment termination, unless otherwise provided in an individual award agreement or by approval of the Compensation Committee. Key definitions in our Long-Term Plan, Mr. Hunter’s employment agreement and the individual award agreements are described below.

Disability

For purposes of the Long-Term Plan, “disability” has the same meaning as in the Award Agreements, Mr. Hunter’s employment agreement, and the change in control agreements in effect. Disability is defined as the inability to engage in substantial gainful activity or receipt of income replacement benefits under our (or our subsidiary’s) accident and health plan for at least three months, in either case, because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months.

Change in Control

“Change in control” under the Long-Term Plan generally means the first to occur of (1) certain acquisitions by any person becoming the owner of more than 50% of the Company, by vote or by value, (2) certain acquisitions (other than as described in (1)) by any person becoming the owner of 30% or more of the total voting power of Company stock within a 12 month period, (3) replacement of a majority of the Board within a 12 month period by directors whose appointment or election is not previously endorsed by the then majority of the Board, or (4) certain acquisitions of 40% or more of the Company’s assets.

Eligible Retirement

Eligible retirement under the individual award agreements entered into prior to 2017 means the date upon which an employee, having attained an age of not less than 62 and completing five years of employment with us, terminates employment with the Company. Following the 2017 Annual Meeting of Stockholders, the Compensation Committee approved a new form restricted stock unit award agreement and form stock option award agreement to certain executive-level employees, including all NEOs, that provides that the definition of eligible retirement is 55 plus 10 years of service with the Company.

Award Agreement Termination Provisions

In October 2016, the Compensation Committee and full Board approved a prospective amendment to the retirement provisions effective beginning in the 2017 form award agreements for stock options and restricted stock units granted to executive-level employees, including all NEOs. The amended agreements provide that upon eligible retirement both stock options and restricted stock units become immediately vested.

2018 Proxy Statement	41

Stock Options

Stock options granted to the NEOs in 2017 under the Long-Term Plan automatically become fully vested upon the recipient’s termination of employment due to death or “disability,” termination without cause within two years following a “change in control,” or termination without cause on or after “eligible retirement.” Upon any such termination of employment, recipient may exercise his or her vested stock options until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months (or 90 days in some cases) after the date of termination or 12 months in the case of death or the 7th anniversary of the grant date in the case of eligible retirement. Under all other termination of employment events, all unvested stock options are forfeited upon termination and the recipient has three months after termination to exercise his or her stock options which were vested immediately prior to termination (unless the recipient is terminated for cause, in which case the options will no longer be exercisable effective immediately upon the recipient’s termination date).

Restricted Stock Units

RSUs granted to the NEOs in 2017 under the Long-Term Plan that have not vested are generally forfeited upon the recipient’s termination of employment. However, if a recipient terminates employment due to death or “disability,” then a pro rata portion of his or her unvested RSUs may become vested based on the recipient’s prior service with the Company. For awards granted prior to 2017, if a recipient terminates employment due to “eligible retirement,” then a pro-rata portion of his or her unvested RSUs will vest. Any unvested RSUs will automatically fully vest if an event occurs that constitutes a “change in control” or upon “eligible retirement” for awards granted in or after 2017.

Change of Control Agreements Termination Provisions

As disclosed in the Current Report on Form 8-K filed with the SEC on January 23, 2018, we entered into new Tier I change of control agreements with each of our executive officers, including our NEOs, other than Mr. Hunter, effective January 1, 2018 through December 31, 2020. These agreements replaced the previous change of control agreements that had expired on December 31, 2017. If a change of control occurs at any time on or before December 31, 2020, the Company has agreed to continue to retain the services of such NEOs and each of them has agreed to remain in our service, for two years after the occurrence of the change of control (the “Service Period”). During the Service Period, the Company will provide them with (i) monthly base salary that is no less than the highest monthly base salary provided to them during the twelve months prior to the change of control, (ii) fringe benefits, reimbursement of business expenses, paid vacation time and office support at levels no less than provided to them during the 120 days prior to the change of control, (iii) annual bonuses that shall be the greater of (a) the average of the NEO’s annual bonus for the three years prior to the change of control and (b) the target bonus amount applicable to the NEO for the fiscal year in which the change of control occurs, and (iv) health and welfare benefits and incentive, paid vacation, savings and retirement opportunities generally no less favorable, in the aggregate, than the plans in effect during the 120 days prior to the change of control or those provided after the change of control to other peer executives of the Company if more favorable.

In the event that the Company terminates the service of the NEOs during the Service Period other than for cause, death or disability, or if any of them terminate their service for good reason, they will be entitled to the following payments and benefits in addition to certain accrued amounts:

(1)     a lump sum payment equal to two times (three times in the case of Mr. Heinzmann) his or her annual base salary and the greater of: (i) the average of the NEO’s annual bonus for the three years prior to termination from service and (ii) the target bonus amount applicable to the NEO for the fiscal year in which the termination occurs;

(2)     a pro-rata amount equal to the greatest of such NEO’s (i) target annual bonus for the fiscal year in which the termination occurs, (ii) annual bonus for the year in which the termination occurs based on performance through the termination date, and (iii) average annual bonus for the last three fiscal years for the three years prior to the termination date;

2018 Proxy Statement	42

(3)     during the two years (three years in the case of Mr. Heinzmann) following termination, reimbursement of the premium cost in excess of the normal active employee rate for his or her peer group to continue group medical benefits under COBRA (or reimbursements of excess individual insurance policy costs, if COBRA is not available) plus reimbursement of any post-tax difference;

(4)     for a period of up to two years (three years in the case of Mr. Heinzmann) after termination, or until the NEO accepts employment with any third party if earlier, reasonable outplacement services to the NEO;

(5)     any option or right granted to the NEO under any of our equity-based plans will be exercisable by the NEO until the earlier of the date on which the option or right terminates in accordance with the terms of its grant or the expiration of 12 months after the date of termination; and

(6)     the payment or provision of other amounts or benefits required to be paid under any of our plans, programs, policies, practices, contracts or agreements.

In addition to the above additional benefits and payments, the NEO will no longer be bound by any non-compete agreements.

For purposes of the change in control agreements, “cause” means (i) the willful and continued failure by the NEO to substantially perform his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered by the Board specifically identifying the manner in which the Board believes that the NEO has not substantially performed his duties and such failure is not cured within 60 calendar days after receipt of such written demand or (ii) the willful engagement by the NEO in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

“Good reason” means (i) the NEO is not elected to, or is removed from, any elected office that the NEO held immediately prior to a change of control, (ii) the assignment to the NEO of any duties materially inconsistent in any respect with the NEO’s position, authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, other than isolated, insubstantial and inadvertent actions not occurring in bad faith which are remedied, (iii) any failure by the Company to comply with any of the provisions of the change of control agreement other than certain isolated, insubstantial and inadvertent failures not occurring in bad faith which are remedied, (iv) requiring the NEO to travel on business to a substantially greater extent than required immediately prior to the change of control, or (v) any purported termination of the NEO’s service other than as expressly permitted under the agreements, in all cases provided the NEO provides at least 90 days’ notice and allows the Company at least 30 days to cure.

If the NEO’s service is terminated by reason of his death or disability during the Service Period, in addition to any accrued amounts due to the NEO for services prior to separation, the Company will pay to the NEO or his or her legal representative (i) a pro-rata amount equal to the greatest of such NEO’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years prior to the termination date, plus (ii) any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements. These other benefits include, in the case of death, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives and, in the case of disability, disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled NEOs and/or their families.

If the NEO is terminated voluntarily without good reason during the Service Period, the Company will pay to the NEO any accrued amounts due to the NEO for services prior to termination, plus (i) a pro-rata amount equal to the greatest of such NEO’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years for the three years prior to the termination date, and (ii) any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements. If the NEO is terminated for cause during the Service Period, the Company will pay to the NEO any accrued but unpaid base salary due to the NEO for services prior to termination, plus any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements.

2018 Proxy Statement	43

The new Tier I change of control agreements also include expanded confidentiality provisions and inclusion of provisions for non-disparagement, compensation clawback, return of documents and cooperation in defense of claims made by or against Littelfuse.

Executive Severance Policy

As disclosed in the Current Report on Form 8-K filed with the SEC on January 18, 2018, the Company adopted an Executive Severance Policy (the “Severance Policy”) on January 15, 2018.

The Severance Policy provides severance protections to Littelfuse’s most senior leadership team holding titles of Senior Vice President or higher and any other key employee specifically designated as a participant by the Board.  The severance protections provided by the Severance Policy apply to terminations occurring on or after January 15, 2018 and consist of the following:

■	Severance benefits equal to a specified multiple of base salary and target annual bonus (2x for CEO, 1.5x for Executive Vice Presidents, and 1x for Senior Vice Presidents);

■	Pro-rated actual annual bonus for the year of termination;

■

Payment of premiums for continued group health coverage for a specified period (18 months for CEO and Executive Vice Presidents, and 12 months for Senior Vice Presidents), or, if shorter, the maximum period provided by law; and

■	Continuation of perquisites through the end of the year of termination, and outplacement services for up to one year after the date of termination.

Provision of these severance benefits under the Severance Policy is conditioned upon the executive entering into a separation and release agreement with Littelfuse, which will include certain protections for Littelfuse such as a general release of claims, agreements not to disclose confidential information, and, for a specified period after the date of termination, (1) solicit employees or interfere with customer, vendor, and other relationships or (2) engage in competitive activities.

No severance is payable under the Severance Policy if termination of employment is for “cause” (as defined below), due to the executive’s death or disability, or if the executive voluntarily terminates employment for any reason.  “Cause” is defined as set forth in the executive’s change of control agreement with Littelfuse as in effect at the time of termination or, in the absence of such an agreement, as determined by the Board, in its sole discretion.

Supplemental Plan Termination Provisions

Supplemental Plan account balances are at all times 100% vested, and each U.S. NEO is entitled to receive his or her Supplemental Plan account balance upon termination of employment, or if elected either (i) age 59½ or (ii) age 65 or the later of five years of service. The benefit is paid in a lump sum or installments over five years, as elected by the NEO. For purposes of the Payments Upon Termination or Change in Control table on page 46 we have assumed that the account balances of the NEOs will be paid on termination of employment in a lump sum, although the NEO could have elected a different distribution date and form of payment in accordance with the plan.

Gordon Hunter’s Employment Agreement Termination Provisions

As disclosed on page 24, in connection with Mr. Hunter’s retirement as President and Chief Executive Officer and assumption of the Executive Chairman of the Board role, the Company and Mr. Hunter entered into an Executive Retirement Agreement effective January 1, 2017 through December 31, 2017. Pursuant to the Executive Retirement Agreement, the termination provisions provided in Mr. Hunter’s Amended and Restated Employment Agreement, dated December 31, 2007, and Change of Control Agreement, dated January 1, 2015, remained in full force and effect through December 31, 2017. The termination provisions in Mr. Hunter’s Amended and Restated Employment Agreement and Change in Control Agreement are described below.

2018 Proxy Statement	44

If Mr. Hunter’s employment was terminated for cause or if Mr. Hunter terminated his employment other than for good reason, he would have been entitled to receive his compensation and benefits accrued up to the date of termination. For purposes of the agreement, “cause” means: (1) a willful failure to perform in accordance with the direction of the Board (other than by reason of disability), or gross negligence in the performance, of his material duties and responsibilities to the Company or any of its affiliates; (2) certain breaches of responsibilities under the employment agreement; (3) a conviction of, or the plea of guilty or no contest to, a felony; (4) conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company; (5) other conduct that is, or could reasonably be expected to be, materially harmful to the Company or any of its affiliates; or (6) a material breach of his employment agreement that remains uncured after 30 days’ written notice by us to Mr. Hunter. For purposes of the agreement, “good reason” means (1) a material breach of the agreement by us not cured within 30 days after written notice by Mr. Hunter to us or (2) without Mr. Hunter’s written consent: (a) any change in title or any material diminution of duties or authority; (b) assignment of duties materially inconsistent with duties in effect on the date of the agreement; (c) any change in the reporting structure of the Company; or (d) any requirement that Mr. Hunter relocate his principal residence as in effect on the effective date of the agreement or office other than at our headquarters offices.

If Mr. Hunter’s employment terminated due to death or disability, he would have been entitled to receive his compensation and benefits accrued up to the date of termination, plus his annual incentive bonus for the performance period in which the date of termination occurs, if any, based on actual performance for the entire period but subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination.

If Mr. Hunter’s employment was terminated by us other than for cause, or if he terminated his employment for good reason, Mr. Hunter would have been entitled to receive his compensation and benefits accrued up to the date of termination. In addition, provided Mr. Hunter executed (and did not revoke) a release of claims agreement, we would: (1) continue to pay him his base salary during the 12 months following the date of termination at the rate in effect on the date of termination; (2) pay him a severance payment in 12 equal monthly installments equal to his annual incentive bonus at target; (3) if Mr. Hunter elected to exercise his rights under COBRA to continue his Company-sponsored group health and dental plan benefits, subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost for Mr. Hunter and his eligible dependents (provided they were entitled to receive such participation under applicable law and plan terms) for up to 12 months; (4) pay him an incentive bonus for the performance period in which the date of termination occurs, if any, based on actual performance for the entire period but subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination; (5) subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost of Mr. Hunter’s participation in our group life insurance plan (provided he was entitled to continue such participation under applicable law and plan terms) for up to 12 months; and (6) pay up to $25,000 for costs and expenses of outplacement services provided we received applicable and timely documentation of such costs and expenses. The above payments may have been delayed for up to six months to the extent required by Section 409A.

The Amended and Restated Employment Agreement also contained certain covenants, including a confidentiality provision which applies perpetually (except for disclosures required by law or in the performance of his duties), a covenant not to compete with the Company for 12 months following termination of employment, and a covenant not to solicit Company employees or other service providers for 12 months following termination of employment.

Mr. Hunter’s Amended and Restated Employment Agreement was filed with the SEC as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

2018 Proxy Statement	45

Potential Payments Upon Termination or Change in Control

Upon the termination of employment of a NEO, they may be entitled to additional benefits or payments beyond those provided under our benefit plans, depending on the event triggering the termination. The events that would trigger a NEO’s entitlement to additional benefits or payments, and the estimated value of these additional benefits or payments, and the timing of such payments are described in the following table. As each NEO is considered a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, upon separation of service the payments described below for the NEO’s Supplemental Plan balance would be subject to a six-month delay.

The table below has been prepared assuming a termination date and, where applicable, a change of control date, of December 29, 2017, the last business day of our 2017 fiscal year, and a stock price of $197.82 per share, which was the closing price of our common stock on such date. Mr. Hunter’s employment terminated on December 31, 2017 upon his retirement and his benefits and payments are described separately below.

Name	Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause (1)	Resignation for Good Reason or Involuntary Termination other than for Cause within 2 years of a Change of Control (2)	Death (3)	Disability (4)	Voluntary Resignation without Good Reason or Retirement (5)	Termination for Cause (6)
David W. Heinzmann	$563,653	$12,065,601	$5,248,487	$4,248,487	$563,653	$563,653
Meenal A. Sethna	$125,337	$4,894,405	$2,919,249	$1,919,249	$125,337	$125,337
Ryan K. Stafford	$268,896	$5,154,073	$3,586,629	$2,586,629	$268,896	$268,896
Michael P. Rutz	$142,234	$3,640,435	$2,360,866	$1,360,866	$142,234	$142,234

(1)	This amount represents the value of each NEO’s Supplemental Plan account balance.

(2)

This amount represents (i) two years of annual base salary (three years for Mr. Heinzmann) payable in a lump sum on the 30th day following separation of service, (ii) two times (three times for Mr. Heinzmann) the greater of the average AIP bonuses for the previous three years and the AIP target bonus for 2017 payable in a lump sum on the 30th day following separation of service, (iii) an amount equal to the greatest of the average AIP bonuses for three years, the AIP target bonus for 2017, and the AIP bonus for 2017 based on performance through the date of separation of service payable in a lump sum on the 30th day following separation of service, (iv) the cost of two years of continued coverage under our group health and dental plans, and (v) the cost of outplacement services for two years payable on a monthly basis provided that the Company shall have no further obligations to provide such outplacement services once the Executive has accepted a position with a third party, assuming the value of this benefit is 15% of the NEO’s annual base salary. In addition, this amount includes the value of all unvested stock options (actual value to be determined upon exercise) and all unvested RSUs which vest upon termination, and the value of the NEO’s Supplemental Plan account balance. If the change of control and severance payments and benefits are above the threshold which triggers an excise tax under Section 280G of the Code, either the severance is reduced to the amount such that the excise tax is avoided or the full severance is paid with the excise tax imposed, whichever is more favorable to the executive on an after-tax basis.

(3)

This amount represents (i) life insurance coverage equal to the lesser of three times the executive’s annual base salary and $1,000,000, (ii) the value of all unvested stock options which vest upon termination (actual value to be determined upon exercise), (iii) the value of a pro-rata portion of all unvested RSUs which vest upon termination, and (iv) the NEO’s Supplemental Plan account balance.

(4)

This amount represents (i) the value of all unvested stock options (actual value to be determined upon exercise), (ii) the value of a pro-rata portion of all unvested RSUs, and (iii) the NEO’s Supplemental Plan account balance.

(5)	This amount represents the value of each NEO’s Supplemental Plan account balance.

(6)	This amount represents the value of each NEO’s Supplemental Plan account balance.

2018 Proxy Statement	46

Mr. Hunter retired from his position as Executive Chairman effective December 31, 2017. In connection with his retirement as an employee of the Company, he received or will receive benefits or payments of $12,719,715. This amount represents (i) the value of all unvested stock options ($4,666,467 with the actual value to be determined upon exercise) that vested upon his retirement, (ii) the value of all unvested RSUs ($5,021,265) that vested upon his retirement, (iii) the 2017 Annual Incentive Plan payout that will be paid in March 2018 ($1,152,600), and (iv) his Supplemental Plan account balance ($1,879,383). The value of Mr. Hunter’s stock options and RSUs are based on a stock price of $197.82 per share on December 29, 2017, the last business day of our 2017 fiscal year.

CEO  PAY  RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information for the fiscal year ended 2017:

■	the median of the annual total compensation of all employees of our company (other than Mr. Heinzmann, our Chief Executive Officer), was $15,626.66; and

■	the annual total compensation of Mr. Heinzmann, our Chief Executive Officer, was $4,764,441.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees, which represents a reasonable estimate calculated in accordance with SEC regulations and guidance, is 305 to 1.

Due to our diverse end markets and global workforce, the above pay ratio is only an estimate calculated in accordance with Item 402(u) as permitted by the latest SEC interpretations and is unique to Littelfuse. Note that the methodology used to identify our median employee and the material assumptions and adjustments we used, as described below, may differ from the methodology and assumptions used by other companies.

1.

As of December 30, 2017, our employee population consisted of approximately 10,566 individuals working at Littelfuse, Inc. and its consolidated subsidiaries, with 40% of these individuals located in the Americas (including U.S., Canada, Mexico and Brazil), 10% located in Europe (primarily in Lithuania, Italy and Germany), and 50% located in various countries in Asia-Pacific (primarily in China and the Philippines).

2.

After taking into consideration the adjustments permitted by SEC rules, we have excluded approximately 68 employees of U.S. Sensor Corporation, which we acquired during fiscal 2017. As a result, our employee population for purposes of identifying our median employee consisted of approximately 10,498 individuals. The majority of these employees are full-time (or full-time equivalent) employees, with less than 1% who are employed on a part-time (less than 25 hours per week) basis.

3.

To find the median of the annual total compensation of all our employees (other than our Chief Executive Officer), we used the annual base pay, including salary or hourly wages, from our global payroll records.

a)

Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. For example, some but not all of our employees participate in our annual cash bonus plan or in other local incentive plans and practices. Consequently, for purposes of finding the median employee, we selected base salary or hourly wages as the most appropriate measure of compensation.

b)

In making this calculation, we annualized the compensation of all permanent employees who were hired in fiscal 2017 and remained employed at the end of fiscal 2017 although they did not work for the company or its consolidated subsidiaries for the entire fiscal year.

2018 Proxy Statement	47

c)	We did not make any cost-of-living adjustments in identifying the median employee.

4.

Using the above methodology, we determined that our median employee was a full-time, salaried employee located in Asia-Pacific, with salary for the 12-month period ended December 30, 2017, in the amount of $4,948.76. For purposes of this disclosure, this amount was converted from Chinese Yuan (CNY) to U.S. dollars using the rate of exchange of CNY to U.S. dollars of $0.15.

5.

With respect to our median employee, we then identified and calculated the elements of such employee’s compensation for fiscal 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $15,626.66. The difference between the median employee’s base pay and annual total compensation represents the estimated value of the median employee’s overtime pay, position and shift allowances, productivity and spot bonus awards, life insurance premiums and housing benefits.

6.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement on page 35 and incorporated by reference under Item 11 of Part III of our Annual Report.

COMPENSATION PLAN INFORMATION

Information about our equity compensation plans that were either approved or not approved by our stockholders as of December 30, 2017, is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants, and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	603,994	$110.04	1,316,814
Equity compensation plans not approved by security holders	-	-	-
Total	603,994	$110.04	1,316,814

(1)	Includes 199,693 shares reserved for issuance upon vesting of outstanding restricted stock units and 404,301 outstanding stock options granted under the Littelfuse, Inc. Long-Term Incentive Plan.

(2)	The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price.

2018 Proxy Statement	48

PROPOSAL NO. 3 - APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to approval of the stockholders, the Audit Committee of the Board has appointed Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiary companies for the fiscal year ending December 29, 2018. The stockholders are being asked to approve and ratify such appointment. A representative of Grant Thornton LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to stockholders’ questions.

The Board of Directors recommends that the stockholders vote FOR the approval and ratification of Grant Thornton LLP as our independent auditors for the fiscal year ending December 29, 2018.

Audit Related Matters

Audit and Non-Audit Fees

The following table presents the approximate fees for professional audit services rendered by Grant Thornton for the audit of our financial statements for professional services rendered for the fiscal years ended December 31, 2016 and December 30, 2017:

	Fiscal Year 2016	Fiscal Year 2017
Audit Fees (1)	$2,534,100	$2,418,515
Audit-Related Fees (2)	103,000	26,500
Tax Fees (3)	36,200	14,900
Other (4)	6,000	6,500
Total	$2,679,300	$2,466,415

(1)	Includes fees related to U.S. GAAP audit and statutory audits of foreign subsidiaries in each year.
(2)	Includes fees related to audits of employee benefit plans in each year.
(3)	Includes fees related to tax, transfer pricing and expatriate tax advice and compliance in each year and other miscellaneous services.
(4)	Includes fees related to access to an on-line accounting research tool in each year.

Grant Thornton’s full-time permanent employees conducted a majority of the audit of the Company’s 2017 financial statements, and leased personnel were not employed with respect to the audit.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit, statutory audits at foreign locations, quarterly reviews and tax services. The Chairperson of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval for services that have not been previously pre- approved, but he must report the pre-approval at the next meeting of the Audit Committee.

2018 Proxy Statement	49

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filings.

The Audit Committee oversees our financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the 2017 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and discussed the audited financial statements with the independent auditors and discussed the matters requiring discussion pursuant to Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Company, including the matters in the written disclosures and letter received by the Audit Committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding the independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee held six meetings during fiscal 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2017, for filing with the SEC.

Audit Committee: Cary T. Fu (Chairman) Anthony Grillo John E. Major

2018 Proxy Statement	50

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in the 2019 Proxy Statement. Any proposal of a stockholder that is intended to be presented by such stockholder at our 2019 annual meeting must be received at our principal executive offices, in writing, by November 16, 2018 in order to be considered for inclusion in our 2019 Proxy Statement and the form of proxy relating to our 2019 annual meeting. All proposals should be submitted, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.

Other Stockholder Proposals for Presentation at the 2019 Annual Meeting. Stockholders of record who do not submit a proposal for inclusion in our proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2019 annual meeting, must provide advance written notice to us in accordance with our bylaws. Our bylaws require that in order to nominate persons to our Board or to present a proposal for action by stockholders at an annual meeting of stockholders, a stockholder must provide advance written notice to our Corporate Secretary, which notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day (February 26, 2019 for the 2019 annual meeting of stockholders) nor earlier than the close of business on the 90th day prior (January 27, 2019 for the 2019 annual meeting of stockholders) to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the date of the annual meeting to which such stockholder’s notice relates is more than 30 days before or more than 60 days after such anniversary date, for notice by the stockholder to be timely it must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to or mailed and received at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. The stockholder’s notice must contain detailed information specified in our bylaws and should be addressed to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. You may obtain a copy of our bylaws upon request by writing to the Corporate Secretary at our principal executive offices.

As to any proposal that a stockholder intends to present to stockholders without inclusion in our Proxy Statement for our 2019 annual meeting of stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the address above by February 26, 2019.

The chairman of the 2019 annual meeting may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Annual Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a stockholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

2018 Proxy Statement	51

FORM OF PROXY

LITTELFUSE, INC.
8755 W. HIGGINS ROAD
SUITE 500
CHICAGO, IL 60631

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 26, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37734-P02444

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LITTELFUSE, INC.

The Board of Directors recommends you vote FOR each of the nominees in proposal 1.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. T. J. Chung	☐	☐	☐
1b. Cary Fu	☐	☐	☐
1c. Anthony Grillo	☐	☐	☐
1d. David Heinzmann	☐	☐	☐
1e. Gordon Hunter	☐	☐	☐
1f. John Major	☐	☐	☐
1g. William Noglows	☐	☐	☐
1h. Ronald Schubel	☐	☐	☐
1i. Nathan Zommer	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Approve and ratify the appointment of Grant Thornton LLP as the Company's independent auditors for 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

LITTELFUSE, INC.

Annual Meeting of Stockholders

Friday, April 27, 2018
9:00 a.m. Central Daylight Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E37735-P02444

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders
Friday, April 27, 2018

The stockholder(s) hereby appoint(s) Meenal A. Sethna and Hans Weinburger, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the ballot, all the shares of Common Stock of Littelfuse, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Daylight Time on April 27, 2018, at the O'Hare Plaza, First Floor Conference Center, 8745 West Higgins Road, Chicago, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2 AND 3.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side